The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. All dates and times are stated in Japan Standard Time (JST) in this document.

(Notice of Extraordinary General Meeting of Shareholders)

Matters to Be Disclosed on the Internet

Pursuant to Laws and Regulations and Articles of Incorporation

・Kewpie Corporation’s Articles of Incorporation

・Financial Statements, etc. for Kewpie Corporation’s latest

Fiscal Year (December 1, 2023 to November 30, 2024)

Aohata Corporation

In accordance with laws and regulations and the provisions of our Articles of Incorporation, the above items are omitted from the document (document containing items subject to measures for electronic provision) to be delivered to shareholders who have requested the delivery of documents in paper-based format.

・	Kewpie Corporation’s Articles of Incorporation

Please refer to the following pages.

Kewpie Corporation

Articles of Incorporation

Amended on February 22, 2023

Chapter 1   General Provisions

(Name of the Company)

Article 1

The name of the Company shall be Kewpie Kabushiki-Kaisha.

It shall be written in English as Kewpie Corporation.

(Spirit of Foundation of the Company)

Article 2

The Company shall have the following Corporate Motto and Corporate Principles as spirit of foundation of the Company, and place emphasis on safety and security above all things and continue to make contributions to the healthy diet.

(Corporate Motto)      RAKU-GYOU-KAI-ETSU

(Corporate Principles) To act on moral principles

To strive for originality and ingenuity

To look after parent’s well being

(Objectives of the Company)

Article 3

The Company shall operate the following lines of business:

(1)	Manufacture and sale of “mayonnaise sauce” and other general sauces;
(2)	Manufacture and sale of various bottled and canned food and other various food articles;
(3)	Manufacture and sale of food additives;
(4)	Manufacture and sale of materials of medical drugs, drugs and medicines, quasi-drugs, cosmetics and other chemical products;
(5)	Manufacture and sale of feed and fertilizer;
(6)	Manufacture and sale of manufacturing equipment for food articles and medical drugs, and other various machines and equipment, and engineering business associated therewith;
(7)	Plumbing work, machinery and equipment installation work, construction work and electrical work businesses;
(8)	Building designing, construction, supervisory and consulting business;
(9)	Lease of real estate;
(10)	Operation and management of food processing equipment;
(11)	Comprehensive cleaning, guard and security control of factories and stores;
(12)	Management of agriculture and livestock businesses; and
(13)	All undertakings in connection with those lines of business mentioned in the preceding items.

(Location of Head Office)

Article 4

The head office of the Company shall be situated at Shibuya-ku, Tokyo.

(Organization)

Article 5

The Company shall have the following organizations in addition to general meetings of shareholders and directors:

(1) Board of Directors

(2) Corporate Auditors

(3) Board of Corporate Auditors

(4) Accounting Auditors

(Method of Giving Public Notices)

Article 6

The method of giving public notices of the Company shall be electronic public notices; provided, however, that in case where an electronic public notice is impracticable due to an accident or other unavoidable reasons, the Company shall give its public notices in the Nihon Keizai Shimbun.

Chapter 2   Shares

(Total Number of Shares Authorized to Be Issued)

Article 7

The total number of shares authorized to be issued by the Company shall be five hundred million (500,000,000) shares.

(Number of Shares Constituting One Unit of Shares)

Article 8

The number of shares constituting one (1) unit of shares of the Company shall be one hundred (100) shares.

(Rights for Shares Constituting Less Than One Unit)

Article 9

A shareholder of the Company who holds shares constituting less than one unit may not exercise any rights, except for the following rights, with respect to the shares less than one unit held by that shareholder:

(1)	The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;
(2)	The right to receive an allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held; and
(3)	The right to claim acquisition of shares with put option as provided for in Article 166, Paragraph 1 of the Companies Act.

(Share Handling Regulations)

Article 10

Handling relating to shares of the Company shall be governed by the Share Handling Regulations established by the Board of Directors, as well as the applicable laws and regulations or the Articles of Incorporation.

(Administrator of Shareholders’ Register)

Article 11

1.	The Company shall appoint an Administrator of Shareholders’ Register of the Company.
2.	The Administrator of Shareholders’ Register and its office shall be designated by a resolution of the Board of Directors, and a public notice shall be given with regard thereto.

3.	The Company shall delegate to the Administrator of Shareholders’ Register the preparation, maintenance and other businesses related to the Register of Shareholders and the Register of Stock Acquisition Rights, and the Company shall not handle such businesses.

Chapter 3   General Meetings of Shareholders

(Convocation)

Article 12

An ordinary general meeting of shareholders of the Company shall be convened in February of each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

(Record Date for Ordinary General Meetings of Shareholders)

Article 13

The shareholders having voting rights who are entered or recorded on the last Shareholders’ Register as of November 30 of each year shall be the shareholders entitled to exercise the rights of shareholders at the ordinary general meeting of shareholders for such business year.

(Convener and Chairperson)

Article 14

A general meeting of shareholders shall be convened and chaired by the Representative Director authorized in advance by the Board of Directors.

In the event that the position of the Representative Director is vacant or that he or she is prevented from so acting, another Director shall take his or her place in the order determined in advance by the Board of Directors.

(Measures for Electronic Provision of Information, etc.)

Article 15

1.	The Company shall, in convening a general meeting of shareholders, take measures for electronic provision of information contained in reference documents, etc. for the general meetings of shareholders.
2.	The Company may decline to include all or a part of certain items stipulated by the Ordinance of the Ministry of Justice among information disclosed through the electronic provision system, in the documents to be delivered to shareholders who request delivery of documents in paper format by the record date of their voting rights

(Method of Resolution)

Article 16

1.	Unless otherwise provided for in any law or regulation or in the Articles of Incorporation, resolutions of a general meeting of shareholder shall be adopted by a majority of votes of the attending shareholders entitled to exercise their voting rights.
2.	Resolutions of general meetings of shareholders provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by not less than two-thirds of votes of shareholders present at a general meeting of shareholders, at which shareholders having not less than one-third of the total number of voting rights of shareholders entitled to exercise their voting rights are present.

(Exercise of Voting Right by Proxy)

Article 17

1.	A shareholder may exercise his or her voting right by a proxy, who shall be a shareholder of the Company with the right to vote.
2.	The shareholder or the proxy under the preceding paragraph shall file with the Company a document certifying the proxy at every general meeting of shareholders.

Chapter 4   Directors and Board of Directors

(Number)

Article 18

The number of Directors of the Company shall be twelve (12) or less.

(Method of Election and Dismissal of Directors)

Article 19

1.	Directors shall be elected or dismissed by a resolution of a general meeting of shareholders.
2.	A resolution electing or dismissing Directors shall be adopted by a majority of votes of the shareholders present at a general meeting of shareholders at which shareholders representing not less than one-third of the voting rights of shareholders entitled to exercise voting rights are present.
3.	No cumulative voting shall be used for the resolution electing Directors.

(Term of Office)

Article 20

The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year following his/her election.

(Representative Director and Chairperson of the Board of Directors)

Article 21

The Board of Directors may, by its resolution, elect several Representative Directors and, when necessary, one (1) Chairperson of the Board of Directors.

(Remuneration, etc.)

Article 22

Remuneration, bonuses, and other financial benefits given by the Company to Directors in consideration of the performance of their duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by a resolution of a general meeting of shareholders.

(Convener and Chairperson)

Article 23

A meeting of the Board of Directors shall be convened and chaired by the Representative Director stipulated in the Board of Directors Regulations established by the Board of Directors (or, if a Chairperson of the Board of Directors has been elected, the Chairperson of the Board of Directors).

In the event that the position of the Representative Director (or Chairperson of the Board of Directors) is vacant or that he or she is prevented from so acting, another Director shall take his or her place in the order predetermined by the Board of Directors.

(Notice of Convocation)

Article 24

1.	Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least two (2) days before the scheduled date of such meeting of the Board of Directors; provided, however, that in case of an emergency such period may be shortened.
2.	If the consent of all Directors and Corporate Auditors is obtained, a Board of Directors meeting may be held without taking the procedure of convocation.

(Method of Resolution)

Article 25

Unless otherwise stipulated in laws and ordinances, the resolution of the Board of Directors meeting shall be made by a majority of votes of the Directors present at the meeting where a majority of the Directors entitled to participate in the vote are present.

(Omission of Resolutions of the Board of Directors)

Article 26

If a Director submits a proposal regarding a matter, which is the subject of a resolution of the Board of Directors, and if all of the Directors eligible to participate in votes regarding the said matter indicate their consent to the said proposal, either in writing or in electronic form, the Company shall deem such proposal as having been approved by the Board of Directors, unless any Corporate Auditor expresses opposition to such proposal.

(Board of Directors Regulations)

Article 27

Matters relating to the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors, in addition to applicable laws and ordinances and the Articles of Incorporation.

(Contract with Outside Directors Limiting Their Liabilities)

Article 28

The Company may, pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, enter into a contract with its Outside Directors to limit their liabilities to the Company for the damages arising from negligence of their duties, to the amount stipulated by the applicable laws and regulations.

(Senior Corporate Adviser)

Article 29

The Representative Director may, by a resolution of the Board of Directors, engage Senior Corporate Advisers.

Chapter 5   Corporate Auditors and Board of Corporate Auditors

(Number)

Article 30

The number of Corporate Auditors of the Company shall be five (5) or less.

(Method of Election and Dismissal)

Article 31

1.	Corporate Auditors shall be elected or dismissed by a resolution of a general meeting of shareholders.
2.	A resolution electing Corporate Auditors shall be adopted by a majority of votes of the shareholders present at a general meeting of shareholders at which shareholders representing not less than one-third of the voting rights of shareholders entitled to exercise voting rights are present.
3.	A resolution dismissing Corporate Auditors shall be adopted by not less than two-thirds of votes of the shareholders present at a general meeting of shareholders at which shareholders representing not less than one-third of the voting rights of shareholders entitled to exercise voting rights are present.

(Term of Office)

Article 32

1.	The term of office of a Corporate Auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years following his/her election.
2.	The term of office of a Corporate Auditor elected to fill a vacancy for a Corporate Auditor who retires before the expiration of the term of office shall be until the expiration of the term of office of such retiring Corporate Auditor.

(Full-Time Corporate Auditors)

Article 33

The Board of Corporate Auditors may, by its resolution, elect full-time Corporate Auditors.

(Remuneration, etc.)

Article 34

Remuneration, etc. of Corporate Auditors shall be fixed by a resolution of a general meeting of shareholders.

(Notice of Convocation)

Article 35

1.	Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least two (2) days before the scheduled date of such meeting of the Board of Corporate Auditors; provided, however, that in case of an emergency such period may be shortened.
2.	If the consent of all Corporate Auditors is obtained, a Board of Corporate Auditors meeting may be held without taking the procedure of convocation.

(Method of Resolution)

Article 36

Unless otherwise stipulated in laws and ordinances, the resolution of the Board of Corporate Auditors meeting shall be made by a majority of votes of the Corporate Auditors.

(Board of Corporate Auditors Regulations)

Article 37

Matters relating to the Board of Corporate Auditors shall be governed by the Board of Corporate Auditors Regulations established by the Board of Corporate Auditors, in addition to applicable laws and ordinances and the Articles of Incorporation.

(Contract with Outside Corporate Auditors Limiting Their Liabilities)

Article 38

The Company may, pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, enter into a contract with its Outside Corporate Auditors to limit their liabilities to the Company for the damages arising from negligence of their duties, to the amount stipulated by the applicable laws and regulations.

Chapter 6   Accounting Auditors

(Method of Election and Dismissal)

Article 39

1.	Accounting Auditors shall be elected or dismissed by a resolution of a general meeting of shareholders.
2.	A resolution electing or dismissing Accounting Auditors shall be adopted by a majority of votes of the attending shareholders entitled to exercise the voting rights.
3.	If an Accounting Auditor falls under any of events stipulated in laws and ordinances, the Board of Corporate Auditors may dismiss the Accounting Auditor with the consent of all Corporate Auditors.

(Term of Office)

Article 40

1.	The term of office of an Accounting Auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year following his/her election.
2.	An Accounting Auditor shall be deemed to be reelected for a successive term at the ordinary general meeting of shareholders under the preceding paragraph unless otherwise resolved at said meeting.

(Remuneration, etc.)

Article 41

Remuneration, etc. of an Accounting Auditor shall be fixed by the Representative Director with consent of the Board of Corporate Auditors.

Chapter 7   Accounting

(Business Year)

Article 42

The business year of the Company shall commence on December 1 of each year and end on November 30 of the ensuing year.

(Organization to Determine Distribution of Dividends of Surplus and Other Matters)

Article 43

Unless otherwise provided by applicable laws and regulations, the Company may determine matters concerning distribution of dividends of surplus, acquisition of own shares and other matters provided for in each item of Article 459, Paragraph 1 of the Companies Act, by a resolution of the Board of Directors.

(Record Date for Distribution of Dividends of Surplus)

Article 44

The record date for distribution of dividends of surplus shall be November 30 of each year as year-end dividends and May 31 of each year as interim dividends, with regard to shareholders or registered pledgees recorded on the Shareholders’ Register as of each record date.

(Exclusion Period of Dividend)

Article 45

1.	The Company shall be relieved of any obligation to pay the dividends that are not received after the lapse of three (3) full years from the date when the dividends have begun to be paid.
2.	Unpaid dividends shall not bear any interest.

・	Financial Statements, etc. for Kewpie Corporation’s latest Fiscal Year (December 1, 2023 to November 30, 2024)

Please refer to the following pages.

Business Report (from December 1, 2023 to November 30, 2024)

1. Matters concerning the current status of the Group

(1) Business Progress and Results

In FY2024, while the economy showed signs of a gradual recovery due to factors such as increased inbound consumption and stabilization of egg prices, uncertainties persisted due to risks of an economic slowdown caused by unstable international conditions, as well as continuously high prices of raw material and energy, rising logistics costs and labor expenses, and fluctuations in exchange rates. In this environment, the Kewpie Group (the “Group”) has continued to invest resources overseas, accelerating the expansion of the KEWPIE brand, particularly in China, Southeast Asia, and North America. Domestically, we have continued to address the diversifying needs of our customers while also working to improve profitability and productivity. Additionally, we have expanded investments for the future aimed at achieving sustainable growth.

Net sales increased due to sustained overseas growth, recovery in sales of domestic core products such as seasonings and prepared foods, and higher unit price resulting from price revisions.

Operating income increased due to higher sales of egg products, mitigation of the impact of rising raw material prices, and expanded profits from overseas growth. Ordinary income and profit attributable to owners of parent also increased as a result of the rise in operating income.

Key Performance Indicators

Net sales	Operating income	Profit attributable to owners of parent
484.0 billion yen Increase of 6.4 % from the previous fiscal year	34.3 billion yen Increase of 74.3% from the previous fiscal year	21.4 billion yen Increase of 62.6 % from the previous fiscal year

Status of Assets and Profits (Losses)

(Billions of yen)

Term		Fiscal Year 2021 From December 1, 2020 to November 30, 2021	Fiscal year 2022 From December 1, 2021 to November 30, 2022	Fiscal year 2023 From December 1, 2022 to November 30, 2023	Fiscal year 2024 From December 1, 2023 to November 30, 2024	Change from previous fiscal year	Percentage of change from the previous fiscal year
Net sales		407.0	430.3	455.1	484.0	28.9	6.4%
Operating income		28.0	25.4	19.7	34.3	14.6	74.3%
Ordinary income		29.7	27.2	20.5	36.9	16.4	80.0%
Profit attributable to owners of parent		18.0	16.0	13.2	21.4	8.2	62.6%
Earnings per share	(Yen)	128.17	115.34	94.78	154.1	59.32	62.6%
Total assets		381.0	403.4	426.0	462.4	36.4	8.5%
Net assets		269.3	294.6	311.3	331.6	20.3	6.5%
Net assets per share	(Yen)	1,767.14	1,925.54	2,027.90	2,174.74	146.84	7.2%
ROE (Return on Equity)	(%)	7.4	6.2	4.8	7.3	—	—
ROA (Return on Assets)	(%)	7.1	6.9	4.9	8.3	—	—

Segment Overview

t
Retail Market

This segment manufactures a wide range of products for home use, including mayonnaise, dressings, pasta sauces, baby food, nursing care food, packaged salads, and delicatessen foods. These products are sold through supermarkets, drugstores, and e-commerce sites.

We strive to meet the diversifying needs arising from changes in lifestyles and contribute to the realization of healthy and fulfilling diets for our customers.

		Mayonnaise	Dressing	Package Salads
Food Service

This segment manufactures and sells a wide range of commercial products, from liquid eggs, frozen eggs, and vinegar used as ingredients for various products offered in restaurants, hotels, bakeries, delicatessens, and convenience stores, to processed products such as seasonings, cooking sauces, omelets, and egg salads. We work with our customers to create new food scenes and food trends through the development of professional-grade products and menus, as well as solution proposals.

		Torotto Tamago (thickened egg) Plain egg	Dressing
Overseas

This segment manufactures and sell condiments such as mayonnaise and dressings in China, Southeast Asia, North America, and Europe.

Leveraging the quality and menu proposal capabilities cultivated in Japan, we aim to become a group that contributes to the world’s food and health while creating and establishing new food cultures in each area.

Mayonnaise and Dressing sold in China and Southeast Asia
Fruit Solutions

This segment manufactures and sells jams and spreads for home use, frozen fruit products, and fruit products for food manufacturers. Based on our core business of manufacturing orange marmalade, we have refined our raw material procurement capabilities, fruit processing technology, and techniques for preserving flavor, and we will continue to develop these further to offer proposals so that our customers can enjoy fruit even more.

		55 Jam	Kuchidoke Frozen	Whole Fruits
Fine Chemicals

Leveraging unique materials technologies, this segment manufactures and sells products such as hyaluronic acid and egg yolk lecithin, as raw materials for pharmaceuticals, cosmetics, and food products. We also incorporate these materials into our own nutritional supplements and skincare products, striving to create further added value.

		Functional food containing hyaluronic acid	Functional Food containing Bacillus acetate
Common Business	This segment consists of companies engaged in the sale of food manufacturing machinery and the accounting and labor management of group companies.

Net Sales and Operating Income by Segment

(Billions of yen)

Business Segment	Fiscal year 2023 From December 1, 2022 to November 30, 2023	Fiscal year 2024 From December 1, 2023 to November 30, 2024	Change from the previous fiscal year	Percentage of change from the previous fiscal year	Composition for FY2024
Breakdown of Net Sales
● Retail Market ● Food Service ● Overseas ● Fruit Solutions ● Fine Chemicals ● Common Business	177.4 165.3 78.3 17.0 11.2 6.0	186.7 170.1 92.2 17.0 11.4 6.6	9.4 4.8 13.9 0 0.2 0.6	5.3% 2.9% 17.8% 0.3% 1.9% 10.3%
Total	455.1	484.0	289	6.4%

Breakdown of Operating Income
● Retail Market ● Food Service ● Overseas ● Fruit Solutions ● Fine Chemicals ● Common Business	9.9 4.1 10.3 0.3 1.0 1.2	14.3 12.0 14.4 0.2 0.6 1.4	4.3 7.8 4.1 (0.1) (0.5) 0.1	43.6% 189.0% 39.4% (38.4%) (45.0%) 11.8%
Company-wide expenses	(7.3)	(8.4)	(1.1)	—
Total	19.7	34.3	14.6	74.3%

(Note) Change from the previous fiscal year and Composition for FY2024 are calculated based on amounts rounded down to the nearest million yen.

Retail Market

Major Factors of Change

Net sales increased due to factors including an increase in unit price resulting from price revisions of condiments and a recovery in sales of delicatessen foods.

Operating income increased due to the mitigation of the impact of rising raw material prices and a sale increase.

Food Service

Major Factors of Change

Net sales increased due to higher sales of condiments and egg products through enhancement of added value.

Operating income increased due to the mitigation of the impact of rising raw material prices and a sale increase.

Overseas

Major Factors of Change

Net sales increased due to steady performance in China, Southeast Asia and North America.

Operating income increased due to a recovery from the impact of COVID-19 in China and the expansion of Kewpie-branded products in North America.

Fruit Solutions

Major Factors of Change

Sales increased but income decreased, due to the impact of surging raw material prices, despite strong sales of jams and spreads for household use.

Fine Chemicals

Major Factors of Change

Sales increased but income decreased, due to a rise in costs of mail order sales, despite higher sales of raw materials.

Common Business

Major Factors of Change

Both sales and income increased, due to increased sale of food production machinery for food manufacturers.

Main Topics in FY2024

Various Award-Winning Products From household items to commercial items, our products have garnered significant praise from many consumers and customers. We will continue to contribute to the food culture and health of the world through "great taste, empathy, and uniqueness." Selected as a hit product for the first half of 2024 in rankings put out by the Nikkei Marketing Journal (June) Hosted by Nikkei Inc. Awarded the Japan Child Care Advocate Grand Prize 2024 (July) Hosted by JCFS Awarded the Blockbuster Processed Food for Industrial Use Award (September) Hosted by THE JAPAN FOOD JOURNAL Co., Ltd. Kewpie Gudakusan Lemon Tartar Sauce Aohata Spoon Free Series Kewpie Gu Tappuri Sauce (2 products) The refreshing lemon flavor is a popular choice among customers of all ages. The series was highly rated for its child-friendly design—allowing children to spread it on bread by themselves—while maintaining the fruity texture unique to Aohata. The series was well-received for its ability to add value to dishes and to shorten and simplify cooking processes.

Report of Progress of Clinical Trials on Allergen-Reduced Eggs In 2024, we began joint clinical safety assessments (clinical trials) of allergen-reduced eggs alongside Sagamihara National Hospital and Hiroshima University as part of a project that has entered the applied research stage. In all 17 cases that were part of these clinical trials up until September 2024, no allergic (negative) reactions were observed in patients with egg allergies who consumed heat-treated allergen-reduced egg powder. The plan is to continue increasing the number of trials until around 2026 while gradually increasing the intake amount. As a company handling many egg-based products, we will continue with our research on allergen-reduced eggs to meet the needs and address the reality of people who want to eat eggs but are unable to because of allergies.

Establishment of the Future Food Factory Consortium In July 2024, the Company formed the Future Food Factory Consortium alongside KAGOME CO., LTD., NAGATANIEN CO., LTD., Nichirei Foods Inc., Nisshin Seifun Group Inc., and TechMagic Inc. The aim is to find solutions to common issues facing food factories in non-competing areas. Alongside these other food companies, we will work to address "common challenges in the food industry" and create "future food factories."

Topics and New Products in FY2025

100th Anniversary of the Launch of KEWPIE Mayonnaise 100th anniversary logo and slogan It has now been a century since we became the first company to begin the manufacture and sale of mayonnaise in Japan in March 1925. We have launched various centennial projects to show our appreciation for customers’ ongoing support. World Mayo Kitchen—A food truck offering mayonnaise-inspired dishes* from across the world Currently on sale in 79 countries and regions worldwide (as of the end of November 2024), KEWPIE Mayonnaise has become a popular condiment both in Japan and overseas. The World Mayo Kitchen food truck will be sharing how mayonnaise is used in the world and offering mayonnaise dishes* from across the world for people to try out around Japan. Do not miss the opportunity to join this mayonnaise-led journey around the world! (*Includes original mayonnaise dishes recommended by overseas employees of the Group.) Open between February 28 and March 2, 2025, at Roppongi Hills Arena. Available at branch locations (total of seven sites) from the end of March onward. Other centennial projects include consumer campaigns and limited-edition sales of mayonnaise inspired by global flavors. Please see our website for more details. キユーピーマヨネーズ100周年

On sale mid-February KEWPIE Tasty Dressing Caesar salad dressing with olive oil Sesame & almond Two new products are to be added to the KEWPIE Tasty Dressing lineup, turning every meal into a feast. Caesar salad Deep and satisfying taste with the richness of cheese and the aroma of extra virgin olive oil. Sesame & almond Deep and satisfying taste with the fragrant aroma of roasted sesame and almonds and the rich flavor of peanuts. On sale since August 2024 Choline EX Foods with functional claims* for those who are concerned about verbal memory Choline EX was developed following research on the hidden health benefits of eggs using our unique expertise and commitment to quality. Choline EX contains egg yolk choline, which has been reported to maintain verbal memory (the ability to remember and recall words), one cognitive function that deteriorates with age among the middle-aged and elderly. For more details, please see the Group’s online store or inquire below. キユーピーウエルネス Inquiries Tou Kewpie Co., Ltd. Toll free 0120-0365-11 Service hours: 9:00–18:00 (available 24/7, excluding New Year period) *The product has not received scientific approval from the relevant national authorities. Moreover, the product is not intended for the diagnosis, treatment, or prevention of disease. "It is important to have a balanced diet consisting of staple foods, main dishes, and side dishes."

(2)	Policy for determining dividends from surplus

Kewpie Corporation (the “Company”) considers a shareholder return policy: with top priority on dividend distributions, and shareholder return plan based on the Medium-Term Business Plan.

In determining dividends under the Medium-Term Business Plan up to FY2024, the Company set its targets, with the assumption of ¥45 or more annual dividend per share, consolidated dividend payout ratio of 35% or more and accumulated total return ratio over the four fiscal years of 50% or more.

For the fiscal year ended November 30, 2024, the Company decided to distribute an annual dividend of ¥54 per share, consisting of an interim dividend of ¥23 and a year-end dividend of ¥31, with a consolidated dividend payout ratio of 35.0%. As a result, the accumulated total return ratio over the four fiscal years is 55%.

Pursuant to the Company’s shareholder return policy for the FY2025-FY2028 Medium-Term Business Plan, the Company plans to set a minimum annual dividend per share target of ¥54, and while gradually increasing this amount, aims for a target of an accumulated total return ratio over these four fiscal years of 50% or more.

For the fiscal year ending November 30, 2025, the Company expects an annual dividend projection of ¥64 per share (including a special dividend of ¥10 to commemorate the Kewpie Mayonnaise 100th Anniversary), consisting of an interim dividend of ¥32 (including a special dividend of ¥5 to commemorate the aforementioned anniversary) and a year-end dividend of ¥32 (including a special dividend of ¥5 to commemorate the aforementioned anniversary), with consolidated dividend payout ratio projection of 30.5%.

The Company is a company to which consolidated dividend regulations will apply under the Regulations on Corporate Accounting, meaning that (if the distributable amount calculated on a consolidated basis is smaller than the same amount calculated on a non-consolidated basis). it calculates the distributable amount for dividends on a consolidated basis.

Changes in dividend per share

Interim
Year-end
Commemorative dividend
Consolidated Dividend Payout Ratio
Unit: Yen
Unit: %
100
80
60
40
20
0
60
30
0
40.7
52.8
35.0
30.5
47
50
54
64
27
20
27
23
31
23
5
27
5
27
FY2022
FY2023
FY2024
FY2025 (planned)

* In FY2025, we plan for a commemorative dividend of ¥10 (an interim dividend of ¥5 and a year-end dividend of ¥5) to mark the Kewpie Mayonnaise 100th Anniversary.

Shareholder return plan under the FY2025-FY2028 Medium-Term Business Plan Basic policy for shareholder returns • Determine the shareholder return policy for each Medium-Term Business Plan • Aim for a steady increase in dividends over the long term Criteria for determining dividend Annual dividend per share Target of ¥54 or more Accumulated total return ratio over four fiscal years of 50% or more. Setting a target minimum annual dividend of ¥54 per share and aims to increase gradually

(3) Issues to be addressed

― the Medium-Term Business Plan

As a corporate group that focuses on the field of food, which is essential to people’s life, the Kewpie Group aims to contribute to the food culture and health of the world through “great taste, empathy, and uniqueness” in its long-term vision named as “Kewpie Group 2030 Vision”.

In the FY2025-FY2028 Medium-term Business Plan, we will work on the theme of “Change & Challenge: Improving management efficiency in mature markets and accelerating investment in growth business areas”. We will create social and economic value and contribute to our customers around the world by promoting “Contributing to food culture and health”, “Consideration for the environment”, and “Enhancing the value of human capital”, along with “structural reform of domestic business” and “acceleration of global expansion”.

Indicators for FY2025-FY2028 Medium-Term Business Plan
	FY2024 Results	FY2028 Target
ROE (Return on Equity)	7.3%	8.5% or more
Domestic Business Profit Margin	7.2%	8.0% or more
Overseas net sales growth rate (local currency basis)	(Year on year) 11%	(annual rate) 10% or more

FY2025 Plan for Consolidated Financial Results

(Billions of yen)

	FY2024 (Actual)	FY2025 (Plan)
Net Sales	484.0	505.0
Operating income	34.3	34.5
Ordinary income	36.9	36.6
Profit attributable to owners of parent	21.4	29.2*

ROE (Return on Equity)	7.3%	9.4%
Domestic Business Profit Margin	7.2%	7.1%
Overseas net sales growth rate (local currency basis)	(Year on year) 11% increase	(Year on year) 15% increase
*	In connection with the transfer of fixed assets, the Company expects to record an extraordinary gain of approximately 12 billion yen as gains on sales of fixed assets in the first quarter of the fiscal year ending November 30, 2025.

(Billions of yen)

Segment Breakdown	Net sales		Operating income
	FY2024 (Actual)	FY2025 (Plan)	FY2024 (Actual) (after retroactive adjustment)	FY2025 (Plan)
● Retail Market	186.7	189.6	14.3	13.3
● Food Service	170.1	172.1	12.0	12.3
● Overseas	92.2	105.5	12.5	12.7
● Fruit Solutions	17.0	17.1	0.2	0.5
● Fine Chemicals	11.4	12.8	0.6	1.0
● Common Business	6.6	7.9	1.4	1.3
Company-wide expenses	—	—	(6.5)	(6.6)
Total	484.0	505.0	34.3	34.5

Note:	Effective from FY2025, the Company has changed the allocation basis of “company-wide expenses” in order to reflect the actual profit/loss of each segment more appropriately.

Sustainability

Kewpie Group Basic Policy on Sustainability (excerpts)

With an emphasis on the aspiration for “love around the kitchen table”, the Kewpie Group aims to address and resolve various issues through “great taste, empathy, and uniqueness” policy.

We will create a future full of smiles by caring for people and the environment throughout the entire value chain from product design and raw material procurement to production, sales, and consumption.

Sustainability Goals and Contributions

(Note) Sustainability Goals are under review and partially revised. For details, please refer to our website.

https://www.kewpie.com/en/sustainability/management/materiality/

Priority Issues Main Tasks Impact Indicators Fiscal 2024 Results FY2028 Target FY2030 Target Contributing to food culture and health Contributing to extending healthy life expectancy Contribution to customers’ healthy eating habits, promote initiatives centered on increasing opportunities to consume salads and adding value to eggs. Supporting children’s mental and physical health Number of children’s smiles by our activities (Cumulative total from FY2019) 463,000 people More than 800,000 More than 1 million Reduction rate of food leftovers (compared to FY2015) 60.6% 63% or more 65% or more Reduction –and effective utilization of food loss Effective utilization rate of unused vegetable parts (Main target: cabbage, etc.) 85.3% 88% or more 90% or more Effective –use and recycling of resources Reduction rate of product waste (compared to FY2015) 65.9% 70% or more 70% or more Reduction and reuse of plastic Reduction rate of plastic waste (compared to FY2018) Calculation in progress (FY2023 20.9%) 25% or more 30% or more Sustainable use of water resources Reduction rate of water consumption (per unit of production) (compared to FY2020) 7.8% 8% or more 10% or more Deal with climate change Reduction of CO2 emissions Reduction rate of CO2 emissions (compared to FY2013) 44.4% 46% or more 50% or more Conservation of biodiversity Biodiversity conservation Sustainable paper procurement rate (container packaging, printed booklets, promotional materials, office supplies) Calculation in progress Maintain 100% Maintain 100% 100% by FY2025 Sustainable procurement Promotion of sustainable procurement Promoting “Basic Policy on Sustainable Procurement” through collaboration with sustainable suppliers Respect for human rights Respect for human rights Promoting the “Kewpie Group Human Rights Policy” to respect the human rights of all people involved in our business value chain

Specific Initiative Themes

Contributing to Food Culture and Health	Effective Use and Recycling of Resources	Dealing with Climate Change

- Initiatives to increase opportunities to consume salads and add value to eggs through product development, menu proposals and research

- Food education activities through factory tours, lectures, and provision of information

- Participation in and collaborative research with groups that aim to prevent disease and improve diet

- Support activities through the Kewpie Mirai Tamago Foundation

A food-based event hosted by Kewpie

- Advanced use of unused portions of vegetables and eggshells as fertilizer and feed, and in industrial applications

- Further matching of demand with supply to reduce product waste

- Efficient use of water in production and reduction of environmental impact from wastewater

- Research on lighter, thinner, or alternative plastics, and collaboration aimed at resource recycling

Collection boxes for the recycling of mayonnaise bottles and oily PET bottles

- Initiatives across the value chain

- Information disclosure based on the TCFD framework

- Reduction in CO2 emissions through manufacturing process reviews

- Promotion of energy-saving initiatives
and utilization of renewable energy

- Optimization of transport through cross-industry collaboration (promotion of modal shifts* and joint deliveries to improve loading efficiency)

Solar panels installed at a business location of Kewpie Malaysia

*Shifting from truck transport to container transport by train or ship

Main Initiatives in FY2024

Contributing to Food Culture and Health

Confirming improved ease of eating vegetables and other foods through adding mayonnaise or emulsified dressings

Through joint research with Wayo Women's University and Graduate School, we confirmed that adding mayonnaise or emulsified dressings improved the ease of eating vegetables and other foods that the elderly find difficult to eat. The results of this research were announced at the 35th General Meeting of Japanese Society for Mastication Science and Health Promotion held on September 14 (Sat.) and 15 (Sun.), 2024.

Moving forward, we will continue with research to make meals more enjoyable for the elderly by balancing taste and ease of eating, thereby contributing to the enrichment of dietary life for everyone.

Effective Use and Recycling of Resources

Changing best-before dates on KEWPIE Mayonnaise to a year/month format and extending best-before period by one month*

From the batch manufactured in December 2024, we changed the best-before date for KEWPIE Mayonnaise from a year/month/day format to a year/month format, and at the same time extended the best-before period from 12 months to 13 months.

We will continue to promote initiatives aimed at the achievement of a sustainable society by reducing food waste and improving distribution efficiency across the supply chain.

*For 450 g and 350 g bottles

(4)	Capital expenditure

Total capital expenditures for FY2024 were ¥20,586 million.

Segment breakdown	Capital expenditures (millions of yen)	Main contents
Retail Market	3,719	Production lines of condiments, salads, delicatessen foods and others
Food Service	4,877	Production lines of condiments, egg products and others
Overseas	10,468	Production lines of condiments and others
Fruit Solutions	355	Production lines of jams, fruit processed foods and others
Fine Chemicals	390	Production lines of hyaluronic acid and others
Common Business	395	Software and others
Other*	379	Kewpie Group’s enterprise systems and others
Total	20,586
*	The amount stated for “Other” is the amount of capital expenditures that cannot be allocated to each business segment.

Change in capital expenditures	Change in depreciation and amortization

Unit:100 million yen
121
172
178
206
FY2021
FY2022
FY2023
FY2024

Unit:100 million yen
153
161
169
175
FY2021
FY2022
FY2023
FY2024

(5)	Financing

In FY2024, the Company raised ¥5,000 million long-term loans through a syndicate loan organized by Sumitomo Mitsui Banking Corporation as the lead manager.

(6)	Major lender and amount of loan
Lender	Loan amount (millions of yen)
Syndicated loan	5,000
(Note)	This is jointly financed by three banks including Sumitomo Mitsui Banking Corporation as the lead manager.

(7) Employees

Number of employees of the Group (as at November 30, 2024)

Number of employees	Change from the end of the previous fiscal year
10,517 employees	Decrease of 125

(Note)	1.	The number of employees is the number of full-time employees (excluding secondees from the Group to outside the Group, including secondees to the Group from outside the Group, and including contract employees).
2.	In addition to the above, the number of temporary employees (part-timers, part-time workers, etc.) averaged 4,313 during the period (down 498 from the previous fiscal year).

Number of Employees of the Company

Number of employees	Change from the end of the previous fiscal year	Average age	Average years of service
2,327 employees	Decrease of 5	42.0 years	16.1 years

(Note)	1.	The number of employees is the number of full-time employees (excluding secondees from the Company to outside the Company, including secondees to the Company from outside the Company, and including contract employees).
2.	In addition to the above, the number of temporary employees (part-timers, part-time workers, etc.) averaged 439 during the period (down 60 from the previous fiscal year).

(8) Head Office and Offices

Offices and Plants
Head Office	Shibuya Office (Shibuya-ku, Tokyo)
Branch Office	Sapporo, Tohoku (Miyagi), Kanto (Saitama), Metropolitan, Nagoya, Osaka (Hyogo), Chushikoku (Hiroshima), Fukuoka
Sales Offices	North Tohoku (Iwate), Koriyama, North Kanto (Tochigi), Niigata, Matsumoto, West Tokyo, Yokohama, Shizuoka, Kanazawa, East China (Okayama), Shikoku (Kagawa), South Kyushu (Kagoshima), Naha
Factory Plants	Hashikami (Aomori), Goka (Ibaraki), Nakagawara (Tokyo), Kobe (Hyogo), Izumisano (Osaka), Tosu (Saga)
R&D-Quality Assurance	Sengawa Kewport (Chofu City, Tokyo)

(Note)	Sengawa Kewport include the headquarter and other functions of the Group companies.

(9) Significant Subsidiaries, etc.

Kewpie Egg Corporation	Deria Foods Co., Ltd.
Head office: Chofu City, Tokyo	Head office: Chofu City, Tokyo
Business sites: Head office, 8 blocks, 22 factories	Business sites: Head office, 6 branches and 2 sales offices
Capital: 350 million yen	Capital: 50 million yen
Percentage of voting rights held by the Company: 100	Percentage of voting rights held by the Company: 100
Main businesses: Production and sales of liquid eggs and processed chicken egg products, etc.	Main businesses: Sales of salads, delicatessen foods, etc.

Kewpie Jyozo Co., Ltd	Salad Club, Inc.
Head office: Chofu City, Tokyo	Head office: Chofu City, Tokyo
Business sites: Head office, Research institute, 6 sales offices, 3 factories	Business sites: Head office, 3 branches, 6 sales offices, 7 factories
Capital: 100 million yen	Capital: 300 million yen
Percentage of voting rights held by the Company: 100	Percentage of voting rights held by the Company: 51.0
Main Businesses: Production and sales of vinegar, etc.	Main Businesses: Processing and sales of fresh vegetables, etc.

Aohata Corporation	Hangzhou Kewpie Corporation
Head office: Takehara City, Hiroshima Prefecture	Head office: Zhejiang Province, China
Business sites: Head office, 8 sales offices, 3 factories	Business sites: Head office, 2 branches, 1 factory
Capital: 915 million yen	Capital 140 million yuan
Percentage of voting rights held by the Company: 44.7 [11.1]%.	Percentage of voting rights held by the Company: 72.0
Main businesses: Production and sales of jams, processed fruit products, etc.	Main businesses: Production and sales of seasonings, etc.

BEIJING KEWPIE CO., LTD	Q&B FOODS, INC.
Head office: Beijing, China	Head office: California, U.S.A.
Business sites: Head office, 1 branch, 1 factory	Business sites: Head office, 1 factory
Capital: 211 million yuan	Capital: 4,800,000 US dollar
Percentage of voting rights held by the Company: 72.0	Percentage of voting rights held by the Company: 100
Main businesses: Production and sales of seasonings, etc.	Main Businesses: Manufacture and sales of seasonings, etc.

(Notes)	1.	The Group consists of the Company, 54 subsidiaries, 27 affiliates, and 1 other related company.
2.	Percentage of voting rights is the sum of direct and indirect holdings. Figures in parentheses represent the percentage of voting rights held by persons with whom the Company has close ties or consents, and are shown as external numbers.
3.	Aohata Corporation is listed on the Tokyo Stock Exchange Standard Market.
4.	Since the Company does not have a parent company as defined by the Companies Act, the status of the parent company is not stated.

2. Matters Concerning the Company’s Shares

(1) Total number of authorized shares 500,000,000 shares (2) Total number of shares issued 141,500,000 shares (3) Number of shareholders 135,003 (down 6,378 from the end of the previous fiscal year)

(4) Major shareholders

Name of shareholder	Number of shares held (thousand shares)	Percentage of shares held (%)
The Master Trust Bank of Japan, Ltd. (Trust account)	16,001	11.51
NAKASHIMATO CO., LTD.	11,286	8.12
TOHKA CO., LTD.	11,122	8.00
Custody Bank of Japan, Ltd. (Trust account)	7,154	5.15
Kieikai Research Foundation	4,251	3.06
Sumitomo Mitsui Banking Corporation	3,208	2.31
Nippon Life Insurance Company	3,039	2.19
The Dai-ichi Life Insurance Company, Limited	3,012	2.17
Nakato Scholarship Foundation	2,494	1.79
T&A Corporation	2,032	1.46

(Notes)	1.	The Company holds 2,498,321 shares of treasury stock.
2.	The above percentage of shares held is calculated excluding the treasury stock.

3. Officers

(1)	Directors and Corporate Auditors

(Outside): Outside Director or Outside Corporate Auditor

(Independent): Independent Officer

〇: Member of Nominating and Remuneration Committee (●: Chair)

Title	Name		Assignment and important concurrent office and others
Chairman and Director	Amane Nakashima		Chairman of the Board of Directors In charge of Brand President and Representative Director of NAKASHIMATO CO., LTD.	〇
Representative Director	Mitsuru Takamiya		President and Chief Executive Corporate Officer	〇
Director	Ryota Watanabe		Executive Corporate Officer In charge of Supply Chain Management
Director	Yoshinori Hamachiyo		Senior Corporate Officer In charge of Innovation
Director	Shinichiro Yamamoto		Senior Corporate Officer In charge of Corporate and Senior General Manager, Management Promotion Division	〇
Director	Shinya Hamasaki		Senior Corporate Officer In charge of Group Sales and Retail Market Business in general
Outside Director	Hitoshi Kashiwaki	(Outside) (Independent)	Outside Director of Matsuya Co., Ltd. Outside Director of TBS HOLDINGS, INC.	●

Summary of major activities and duties performed in relation to the roles expected to be fulfilled by the outside director	Number of Board of Directors' meetings attended
As an experienced manager of an operating company engaged in human resources, media-related and other businesses, Mr. Kashiwaki utilizes his wealth of experience and high level of insight, including the development of overseas businesses, in his appointments to the Board of Directors and the Nomination and Remuneration Committee. He actively shares productive opinions and suggestions on overall management, including business strategy, human resource development, overseas expansion and marketing. Moreover, he led discussions regarding the future management structure and officer remuneration, for example, as chairperson of the Nomination and Remuneration Committee.	12/12

Title	Name		Assignment and important concurrent office and others
Outside Director	Atsuko Fukushima	(Outside) (Independent)	External Director of Hulic Co., Ltd. Outside Director of Nagoya Railroad Co., Ltd. Outside Director of Calbee, Inc. Director of The Resona Foundation for Future	〇

Summary of major activities and duties performed in relation to the roles expected to be fulfilled by the outside director				Number of Board of Directors' meetings attended
Leveraging her many years of experience as a journalist and abundant knowledge related to corporate management gained through dialogue with top members of many companies, Ms. Fukushima has proactively provided useful opinions and suggestions on overall management, including diversity and sustainability, to the Board of Directors and to the Nomination and Remuneration Committee.				12/12
Outside Director	Kuniko Nishikawa	(Outside) (Independent)	President and Representative Director of FIRSTSTAR Healthcare Co., Ltd. Outside Director of The Gunma Bank, Ltd. Outside Director of AIG Japan Holdings KK Outside Director of Panasonic Corporation	〇
Summary of major activities and duties performed in relation to the roles expected to be fulfilled by the outside director				Number of Board of Directors' meetings attended
Ms. Nishikawa is engaged in corporate management as a management consultant and business person, and has been involved in the establishment and operation of growth platforms for the businesses of multiple companies. Leveraging her abundant experience and substantial expertise in the areas of management practice, new business, overseas business, and the IT field, Ms. Nishikawa actively provides useful opinions and suggestions on overall management, including business strategy, IT/digital, and overseas expansion, to the Board of Directors and the Nomination and Remuneration Committee.				(After assuming the office of Director) 9/10
Outside Director	Harold George Meij	(Outside) (Independent)	Outside Director of Earth Corporation Advisor of Sanrio Company, Ltd. Outside Director of Panasonic Corporation	〇
Summary of major activities and duties performed in relation to the roles expected to be fulfilled by the outside director				Number of Board of Directors' meetings attended

Title	Name		Assignment and important concurrent office and others
	Mr. Meij has worked in corporate management with a focus on marketing, and has been responsible for leading management reforms at various companies through creative innovations based on unique ideas. Leveraging these qualities and experience, Mr. Meij actively provides useful opinions and suggestions on overall management, including business strategy, overseas expansion, and marketing, to the Board of Directors and the Nomination and Remuneration Committee.	(After assuming the office of Director) 10/10

Title	Name	Assignment and important concurrent office and others
Standing Corporate Auditor	Hidekazu Oda
Standing Corporate Auditor	Kyoichi Nobuto
Outside Corporate Auditor	Kazumine Terawaki	(Outside) (Independent)	Attorney at law Outside Director of SHIBAURA MACHINE CO., LTD. Outside Director of KAJIMA CORPORATION Director of Tokyo Women's Medical University	〇
Main activities			Number of Board of Directors' meetings attended	Number of Audit & Supervisory Board's meetings attended
Mr. Terawaki ensures the objectivity and neutrality of management oversight functions and actively provides useful opinions and suggestions on overall management based on his expert knowledge and wide range of insight as a legal professional.			12/12	13/13

Outside Corporate Auditor	Mika Kumahira	(Outside) (Independent)

Representative Director of Atech Kumahira Co., Ltd.

Representative Director of KUMAHIRA SECURITY FOUNDATION

Principal of Institute of Diversity Promotion, Career College of Showa Women's University

Representative Director of Learning-21 Organization

Outside Director of NITTAN Corporation

Outside Director of Cybozu, Inc.

Main activities			Number of Board of Directors' meetings attended	Number of Audit & Supervisory Board's meetings attended
Ms. Kumahira ensures the objectivity and neutrality of management oversight functions and actively provides useful opinions and suggestions on overall management based on her wide range of insight into corporate transformation and leadership development.			12/12	13/13
Outside Corporate Auditor	Akihiro Ito	(Outside) (Independent)	Outside Audit & Supervisory Board Member of KAMEDA SEIKA CO., LTD.
Main activities			Number of Board of Directors' meetings attended	Number of Audit & Supervisory Board's meetings attended
Mr. Ito ensures the objectivity and neutrality of management oversight functions and actively provides useful opinions and suggestions on overall management based on his breadth of expertise, including corporate planning and profit structure reform, mainly regarding accounting and finance.			12/12	13/13

(Notes)	1.	Ms. Shihoko Urushi retired due to the expiry of her term of office, and Ms. Kuniko Nishikawa and Mr. Harold George Meij were newly elected and assumed office at the 111th Ordinary General Meeting of Shareholders held on February 28, 2024.

2.	The Company registered seven individuals with Tokyo Stock Exchange, Inc. as independent officers who pose no risk involving a conflict of interests with ordinary shareholders: Mr. Hitoshi Kashiwaki, Ms. Atsuko Fukushima, Ms. Kuniko Nishikawa, Mr. Harold George Meij, Mr. Kazumine Terawaki, Ms. Mika Kumahira and Mr. Akihiro Ito.

3.	There are no special interests between the Company and entities where outside directors and outside corporate auditors serve in important concurrent positions.

4.	Please refer to page 11 for policies and procedures for election of directors and corporate auditors and to page 12 for independence criteria for outside corporate officers.

5.	Mr. Akihiro Ito, an outside corporate auditor, has experience as a CFO (Chief Financial Officer) of a listed company and has considerable knowledge of finance and accounting.

6.	The number of Board of Directors’ and Audit & Supervisory Board’s meetings attended refer to meetings held in FY2024.

(2) Executive Officers
Position	Name	Responsible for
Senior Corporate Officer	Yuichi Terada	General Office Manager of Metropolitan General Office
Senior Corporate Officer	Jun Higurashi	In Charge of Overseas Business in general and Senior General Manager of Overseas Division
Senior Corporate Officer	Takeshi Kitagawa	In charge of Food Service Market Business in general
Senior Corporate Officer	Atsushi Tagawa	Senior General Manager of Sales Strategy Division
Corporate Officer	Yoshifumi Imamura	Senior General Manager of Quality Assurance Division
Corporate Officer	Kenji Maeda	Senior General Manager of Logistics Division
Corporate Officer	Yuko Kano	In charge of Public Relations, Group Governance and Risk Management
Corporate Officer	Toshiya Ueda	Senior General Manager of Production Division
Corporate Officer	Mamoru Sawatari	Manager of Osaka Branch
Corporate Officer	Isao Isoyama	In Charge of Household Sales Coordination in general, Sales Strategy Division and General Manager of Nationwide Household Sales General Office
Corporate Officer	Tomoyuki Kanemitsu	Senior General Manager of Research Development Division
Corporate Officer	Hiroyuki Shiino	General Manager of Digital Transformation Office
Corporate Officer	Takumi Tomita	In charge of Finance and Accounting
Corporate Officer	Toru Shirakawa	In charge of Overseas Business in general and China Group, and President of Hangzhou Kewpie Corporation
Corporate Officer	Yoshikazu Isono	General Manager of Intellectual Property Division and Deputy Senior General Manager of Research Development Division
Corporate Officer	Hideharu Yamada	In Charge of Professional Use Food Service Sales Coordination in general, Sales Strategy Division and General Office Manager of Nationwide Professional Use Food Service General Office
Corporate Officer	Kaoru Kubo	Senior General Manager of Personal Affairs Division
Corporate Officer	Hidemi Kato	Deputy Senior General Manager of Production Division
Corporate Officer	Takeshi Miyajima	Senior General Manager of Fine Chemicals Division
Corporate Officer	Ken Nakajima	Senior General Manager of Marketing Division

(3) Overview of Content of Limited Liability Contract

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act and Article 28 of the Articles of Incorporation, the Company has entered into a limited liability contract with four outside directors and three outside corporate auditors. The maximum amount of liability for damages is the amount stipulated in each item of Article 425, Paragraph 1 of the Companies Act.

The limitation of liability is applicable only to cases where the outside directors and outside corporate auditors perform their respective duties in good faith and without gross negligence.

(4) Overview of Content of Directors and Officers Liability Insurance

The Company has entered into a directors and officers liability insurance policy with an insurance company as provided for in Article 430-3, Paragraph 1 of the Companies Act. The policy covers losses and such costs as related litigation expenses incurred from claims for damages borne by the insured where they receive a claim for damages from a shareholder or third party. The Company fully bears the insurance premiums for all insured parties.

Major officers who execute business, including directors, corporate auditors, and corporate officers, of the Company shall be named as an insured with respect to the insurance policy. The term of contract is one year, and the Company plans to renew it with the same terms and conditions as the current policy at the time of the next contract renewal.

(5) Remuneration, etc. for Directors and Corporate Auditors

The Company’s policy and calculation method for remuneration for directors and corporate auditors are determined by a resolution of the Board of Directors, after deliberation by the Nomination and Remuneration Committee, as follows.

(1) Matters concerning the policy and procedures for determining the amount of remuneration, etc. for directors and corporate auditors and the calculation method thereof

a)	The Company institutes a compensation system for compensation of directors and corporate officers that consists of monthly remuneration and bonuses, and the system is linked with the Company’s performance and reflects their responsibilities and achievements.
b)	The Company discusses the rationale (system design) at the meeting of Nomination and Remuneration Committee (an advisory body to the Board of Directors in which at least half of the Committee members are outside officers who satisfy “Independence Criteria” separately defined by the Company, and whose chairman is an outside director), and improves its objectivity, appropriateness and transparency.
c)	The total amount of bonuses paid to directors and the amount paid to individual directors must be approved by the Board of Directors.

d)	The amounts of compensation paid to outside directors and corporate auditors (inside and outside) shall respectively be fixed and no bonuses will be paid.

(2) Calculation method of monthly remuneration

a)	A monthly remuneration for director duties of inside directors will be paid at a flat rate; provided, however, that a separate, additional remuneration will be paid to the persons with representative authority.
b)	The monthly remuneration for corporate officers should be set at a suitable level that takes into consideration the Company’s management environment, etc. and corresponds to the rank (President, Senior Executive Corporate Officer, Executive Corporate Officer, and Senior Corporate Officer).

(3) Calculation method of bonuses

a)	The bonus amount is calculated according to the rank of the director and corporate officer, using such indicators as consolidated operating income and the degree of achievement of the target income of the areas they are responsible for and target themes in the Medium-term Business Plan.
b)	During the respective fiscal years covered under the FY2021–FY2024 Medium-term Business Plan, the Company has set the weight of bonuses of President and Chief Executive Corporate Officer to 35% and other directors to 30% of the basic amount of total annual remuneration with the aim of establishing a structure that realizes sustainable growth of the Group. In addition, criteria and allocations with respect to performance evaluation indicators set for each director are to align with the intent of the Medium-term Business Plan.
c)	The Company may increase or decrease the bonus amount paid for the final fiscal year of the Medium-term Business Plan by up to 30%, depending on the individual progress made in achieving the performance evaluation indicators (from economic, social, and employee perspectives) previously set for each director for the final fiscal year.

For each of the fiscal years covered by FY2021-FY2024 Medium-term Business Plan, the Company has set the performance evaluation indicators and allocation ratio for calculating the amount of directors’ bonuses in order to be consistent with the management indicators set forth in the Medium-term Business Plan, as follows.

(Chairman, President, and Directors other than those in charge of markets)

Consolidated operating income (50%)	Target themes in the Medium-term Business Plan for each director (50%)

(Directors in charge of markets)

Consolidated Operating Profit (30%)	Operating income of the area of responsibility (30%)	Target themes in the Medium-term Business Plan for each director (40%)

The bonus amount paid to each director is obtained by multiplying a base bonus amount for each corporate rank (fixed amount) by the rate of achievement of individual performance evaluation and multiplying the same amount by the rate of allocation and calculating the total of these amount.

The actual amount of consolidated operating income, which is a performance evaluation indicator common to individual directors, was ¥34,329 million (¥25,500 million in the initial plan). The achievement of target themes in the Medium-term Business Plan is evaluated within a range from 50 to 150%.

An individual bonus amount paid is reviewed and approved at the Nomination and Remuneration Committee by comparing with the calculation criteria in a fair and transparent manner, and therefore, the Board of Directors understands that the amount is consistent with the “Policy for Determining Compensation of Directors, Corporate Auditors, and Corporate Officers” and its calculation method.

Amounts of Remuneration, etc. for Directors and Corporate Auditors

Classification		Number of persons paid (persons)	Monthly remuneration (millions of yen)	Bonus (Millions of yen)	Total amount paid (Millions of yen)
Directors	Excluding outside directors	6	166	108	274
	Outside directors	5	46	-	46
Total		11	212	108	320
Corporate Auditors	Excluding Outside Corporate Auditors	2	42	-	42
	Outside Corporate Auditors	3	30	-	30
Total		5	73	-	73
Total		16	285	108	393

(Notes)	1.	As for director compensation, the total of monthly compensation (a fixed amount for each corporate rank) and that of bonuses, and the amount paid to individual directors are determined at the Board of Directors. The limit amount for compensation of directors including bonuses was resolved to be within ¥500 million per year (within ¥80 million per year for outside directors) at the 108th Ordinary General Meeting of Shareholders held on February 25, 2021. The Company had nine directors including three outside directors at the conclusion of said General Meeting of Shareholders.
2.	The monthly compensation amounts paid to individual corporate auditors are decided by consulting with corporate auditors. The limit amount for compensation of corporate auditors was resolved to be within ¥8 million per month at the 81st Ordinary General Meeting of Shareholders held on February 25, 1994. The Company had four corporate auditors at the conclusion of said General Meeting of Shareholders.
3.	The above monthly compensation includes the payment made to one director who retired at the conclusion of the 111th Ordinary General Meeting of Shareholders.
4.	The bonuses in the table above are for six directors excluding outside directors as of the end of the current fiscal year, and were determined at the Board of Directors in consideration of the corporate performance, etc. of the current fiscal year and based on deliberation at the Nomination and Remuneration Committee. The ratio of the total bonus amount paid to directors against the sum of the base bonus amount (fixed amount for each corporate rank) for individual directors is 145.4%.
5.	Besides the compensation amounts listed above, the employee salary (including bonuses) of those serving concurrently as employee and director is ¥11 million.

4. Status of Accounting Auditor

(1) Name of Accounting Auditor

Ernst & Young ShinNihon LLC

(2) Amount of Fees, etc.

Amount paid (Millions of yen)
Amount of fees, etc. as accounting auditor for fiscal 2024	98
Total amount of money and other financial benefits payable by the Company and its subsidiaries to the accounting auditor	135

(Notes)	1.	Since the audit contract between the Company and Ernst & Young ShinNihon LLC does not clearly distinguish between the amounts of audit fees, etc. for audits based on the Companies Act and those for audits based on the Financial Instruments and Exchange Act and it is practically impossible to do so, the total of these amounts is shown in the amount of fees, etc. as accounting auditor for fiscal 2024.
2.	The Audit & Supervisory Board has agreed to the amount of fees, etc. to be paid to the accounting auditor after considering whether the details of the audit plan, the execution of duties by the accounting auditor, and the basis for calculating the fee estimate are appropriate.
3.	Some of the Company’s significant subsidiaries are overseas subsidiaries that are audited by certified public accountants or auditing firms other than the Company’s accounting auditor (including those who have qualifications equivalent to these qualifications in foreign countries).
(3)	Details of Non-audit Services for the Company by the Accounting Auditor for Consideration

The Company commissions and pays the accounting auditor for services other than those stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Law (non-audit services), including advisory services related to the preparation of financial statements in English.

(4)	Policy on Dismissal or Non-reappointment of Accounting Auditor

The Audit & Supervisory Board dismisses the accounting auditor with the unanimous consent of the corporate auditors if the accounting auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act. In this case, a corporate auditor selected by the Audit & Supervisory Board will report the dismissal of the accounting auditor and the reasons for the dismissal at the first general meeting of shareholders convened after the dismissal.

In addition, if the Audit & Supervisory Board determines that it is difficult for the accounting auditor to properly execute its duties, or if it otherwise deems it necessary, the Audit & Supervisory Board shall decide on the content of a proposal for the dismissal or non-reappointment of the accounting auditor, and the Board of Directors shall submit such proposal to the general meeting of shareholders in accordance with such decision.

5. Matters Related to Corporate Governance

(1)	Basic Approach to Corporate Governance

The Company defines corporate governance of the Group as a mechanism to ensure transparent and fair management, as well as swift and resolute decision-making and implementation, in order to achieve sustainable growth and enhance corporate value, while putting into practice the Group philosophy and taking into consideration the positions of various stakeholders, including customers, employees, business partners, shareholders, investors, and local communities.

The Company recognizes the importance of establishing corporate governance that leverages the unique qualities of the Group. In line with its Corporate Governance Policy*, the Company constantly reviews and enhances its governance framework while valuing dialogue with various stakeholders.

*	The “Corporate Governance Policy” outlines the Company’s approach to corporate governance. For more details, please refer to the Company website:

https://www.kewpie.com/company/promise/governance/

(2) Corporate Governance System of the Group

The diagram below describes the structure of the Corporate Governance System of the Group.

Management and Supervision
General Meeting of Shareholders
Report
Election/ Dismissal
Report
Election/ Dismissal
Election/ Dismissal
Nomination and Remuneration Committee
Consult
Response
Board of Directors
Audit
Audit & Supervisory Board
Coope-ration
Accounting Auditors
Report
Appointment/ Supervision
Report
Audit
Cooperation
Cooperation
Audit
Report
Execution of Business
Management Advisory Board
Advice/ Proposal
Representative Director, President and Chief Executive Corporate Officer
Report
Internal Audit Office
Consult
Response
Management Committee
Mid-term Business Strategy Committee
Delegation of Authority
Report
Group Governance Committee
Risk Management Committee
Compliance Committee
Sustainability Committee
DX Promotion Committee
Audit
Instruction Order/ Supervision
Report/ Referral/ Escalation
Communication of Policy
Referral/Escalation
Business Divisions/Group Companies
Internal Control System

•	The Company is a company with an Audit & Supervisory Board. Under that institutional design, the Company is strengthening the audit function of the Board of Directors.

•	The Nomination and Compensation Committee has been established as an advisory body to the Board of Directors in order to enhance objectivity, appropriateness, and transparency of the composition of the Board of Directors and the nomination and compensation of directors and other members. At least half of the committee members are outside officers who meet the criteria for independence, and the chairperson of the committee is selected from among the members who are outside directors.
•	The Audit & Supervisory Board monitors the status of the maintenance and operation of the internal control system by exchanging opinions with the Representative Director, President and Chief Executive Corporate Officer, attending important meetings and committees, receiving reports from officers in charge and responsible personnel of each business division, and visiting business sites. In addition, the Company cooperates with the accounting auditors and the Internal Audit Office.
•	The Group’s overall policies and most important matters are decided through deliberations at meetings of Kewpie’s Board of Directors or the Management Committee (or the Mid-term Business Strategy Committee). For important and specialized issues across the Group, specific important meetings and committees to which authority has been delegated by the Management Committee are responsible for formulating policies and promoting initiatives, leading to swift and appropriate decision-making and implementation. In particular, functions related to internal control are mainly shared by the following important meetings and committees.

Conference body	Organizer/ Chairman	Main Role
Management Committee	Representative Director, President and Chief Executive Corporate Officer	This is an important meeting for deliberating and monitoring important matters related to group management (including business risks). Internal directors and executive officers are the main participating members.
Mid-term Business Strategy Committee	Representative Director, President and Chief Executive Corporate Officer	This is an important meeting in which members, mainly executive directors, deliberate on important matters related to the promotion of the Medium-term Business Plan, among other matters listed above.
Risk Management Committee	Corporate Officer (In Charge of Risk Management)	This is an important committee whose main role is to formulate policies, determine priority issues, and promote initiatives for risk management of the entire Group. It consolidates information on company-wide risks and oversees risk assessment, prioritization, and countermeasures.
Sustainability Committee	Director (In charge of Sustainability Promotion)	This is an important committee whose main role is to formulate policies, determine priority issues, and promote initiatives for achieving sustainability in accordance with the Group Policies. It formulates Basic Policy on Sustainability and works on priority social and environmental issues based on this policy.
Compliance Committee	Corporate Officer (In Charge of Compliance)	This is an important committee whose main role is to establish a compliance system for the entire Group, determine priority issues, and promote compliance initiatives. In addition to identifying any issues related to compliance, it formulates plans, raises awareness, conducts training, etc. related to promoting compliance.
Group Governance Committee	Corporate Officer (In Charge of Group Governance)	This is an important committee whose main role is to formulate policies, determine priority issues, and promote initiatives for the establishment of appropriate Group governance. It promotes measures such as appropriate decision-making and the development of group company management systems.
DX Promotion Committee	Corporate Officer and Senior General Manager of Digital Transformation Division	This is an important committee whose main role is to develop a policy of digital strategy for the entire Group, optimize resource allocation (cost, systems, etc.), and develop and promote a policy of human resources development for DX. Through the Information Promotion Committee, an organization under its direct control, it maintains information security for the entire Group, improve the IT environment, and promote IT literacy education and IT utilization.

•	The Company has also established its Management Advisory Board as an advisory body to the Company’s Representative Director, President and Chief Executive Corporate Officer, composed of experts from outside the Company. It was set up with the goal of obtaining advice and recommendations so that the Group may boost the soundness, fairness and transparency of its management and thus better serve society and its customers. For information about the board members, please refer to “◇ Management Advisory Board”.
•	The Internal Audit Office does, from a perspective of legality and rationality, coordinate with staff members in each division or department in charge of auditing duties relating to product quality, environmental protection, safety, and labor to conduct internal audits of the Group’s management and operation systems for overall management activities and the execution status of duties. In addition, it implements the evaluation of the effectiveness of internal control over financial reporting in accordance with the nomination by the Company’s Representative Director, President and Chief Executive Corporate Officer.

(3) Evaluation of the Effectiveness of the Board of Directors

The Company conducts an annual evaluation of the effectiveness of the Board of Directors, including the operation of the board, agenda content, and deliberation status. Based on the results, discussions are held at the board level, and initiatives for improvement are implemented. The Company implemented an evaluation of the effectiveness of the Board of Directors (eighth evaluation) for FY2023 from December 2023 through January 2024, and worked to improve the operation of the Board of Directors based on those results in FY2024. A summary of this process is as follows:

(1) Implementation method and details

<Implementation Methods>

•	A questionnaire survey was conducted for all officers, with responses analyzed and evaluated by the Board of Directors Office and an external organization. The results were reported and shared with the Board of Directors, followed by an exchange of opinions among attending officers during the Board meeting.

<Survey Details>

•	The survey asked how the Board of Directors should function more effectively to address key issues for the sustainable growth of the Group, as set at the beginning of the year (including the management direction for the FY2025–FY2028 Medium-term Business Plan and the promotion of sustainability).

•	Additionally, questions were set regarding the operation of the Board of Directors, meetings outside the Board of Directors, and initiatives such as one-on-one meetings between executives and outside officers.
•	The effectiveness of the Nomination and Remuneration Committee, the advisory body of the Board of Directors, was also evaluated.

(2) Evaluation results

<Overall Evaluation>

•	The operation and activities of the Board of Directors, as well as the activities of the Nomination and Remuneration Committee, are generally appropriate. The key issues of the Board of Directors are appropriately set, and discussions have been conducted largely in accordance with the annual plan, ensuring thorough deliberation. As a result, the deliberations of the Board are evaluated as contributing to the medium- to long-term enhancement of corporate value.
•	Additionally, meetings outside the Board of Directors and one-on-one discussions between executives and outside officers were also recognized as contributing to the effectiveness of the Board.

<Challenges for Future Initiatives>

•	During the deliberations of the Board of Directors and the effectiveness evaluation, the following opinions were raised, highlighting key challenges for future initiatives:

–	While discussions on the formulation of the FY2025–FY2028 Medium-term Business Plan starting in FY2025 have started early and the overall direction of management has been shared, further consideration is needed regarding specific strategies.
–	There are challenges in the feedback process from the executive side in response to opinions from the Board of Directors.
–	A review and discussion of the market-oriented business structure, the core initiative of the FY2021–FY2024 Medium-term Business Plan, is necessary.
–	Further discussions are needed within the Board of Directors regarding the integration of sustainability and business strategy.

(3) Initiatives implemented in FY2024

Based on the results of the effectiveness evaluation, the Board of Directors for FY2024 established key issues to be discussed and an annual plan under the following policy and has engaged in repeated discussions. Additionally, efforts outside the Board of Directors have continued while exploring better approaches.

<Policy for Initiatives>

With an awareness of the interconnections between key issues and ensuring feedback from the executive side to the Board of Directors, the Company has decided to:

•	Focus discussions on the formulation and execution of specific strategies and challenges for the FY2025–FY2028 Medium-term Business Plan, and
•	Establish KPIs and implement a cycle of execution and monitoring.

<Key Issues>

•	The FY2024 strategy discussions for the FY2025–FY2028 Medium-term Business Plan set key issues including improving domestic profitability, enhancing overseas revenue generation, human resource strategy and investment in human capital, ESG management, review of the market-oriented business structure, risk management, sustainability, and DX strategy.

Going forward, the Company will implement an evaluation of the effectiveness of the Board of Directors every year and work to build a management framework that contributes to the medium- to long-term development of the Group.

[Reference]

In December 2024, the ninth effectiveness evaluation for the current fiscal year was conducted. The evaluation method remains the same as in FY2023, utilizing a questionnaire format for all directors and other officers, assessing the initiatives of FY2024 and identifying future challenges.

Following the analysis and evaluation of the responses, the results were reported and shared with the Board of Directors, where discussions were held. Based on the feedback, the Board will further refine the future challenges and specific initiatives for FY2025, striving for continuous improvement.

(Note)	Fractions of less than the indicated units for amounts and numbers of share held in this Business Report are rounded down (but amounts stated in units of 100 million yen are rounded), and the percentage of shares held and the percentage of voting rights are rounded to the nearest whole number.

Consolidated Financial Statements

Consolidated Balance Sheets

(Millions of yen)

	Previous fiscal year (As of November 30, 2023)	Current fiscal year (As of November 30, 2024)
Assets
Current assets
Cash and deposits	66,610	78,139
Notes and accounts receivable-trade	64,515	71,782
Securities	2,000	10,000
Purchased goods and products	27,939	25,172
Work in process	2,064	1,948
Raw materials and supplies	13,990	12,741
Other	5,329	4,529
Allowances for doubtful accounts	(370)	(588)
Total current assets	182,080	203,727
Fixed assets
Tangible fixed assets
Buildings and structures	159,074	159,972
Machinery, equipment and vehicles	152,809	153,476
Land	30,762	29,475
Lease assets	5,817	5,655
Construction in progress	7,093	14,266
Other	13,256	13,555
Accumulated depreciation	(222,615)	(229,003)
Total tangible fixed assets	146,199	147,398
Intangible fixed assets
Goodwill	182	–
Software	13,768	13,686
Other	1,856	5,316
Total intangible fixed assets	15,807	19,003
Investments and other assets
Investment securities	48,975	51,178
Assets for retirement benefits	25,630	34,584
Deferred tax assets	2,308	2,011
Other	5,095	4,558
Allowances for doubtful accounts	(91)	(90)
Total investments and other assets	81,918	92,243
Total fixed assets	243,926	258,645
Total assets	426,006	462,372

(Millions of yen)

	Previous fiscal year (As of November 30, 2023)	Current fiscal year (As of November 30, 2024)
Liabilities
Current liabilities
Notes and accounts payable-trade	33,414	44,777
Short-term loans payable	17,200	2,271
Accounts payable-other	17,577	25,218
Accrued income taxes	2,330	5,425
Reserves for bonuses	1,650	1,883
Reserves for directors’ bonuses	71	121
Other	9,127	11,542
Total current liabilities	81,372	91,239
Non-current liabilities
Bonds	10,000	10,000
Long-term loans payable	784	5,500
Deferred tax liabilities	12,766	15,532
Liabilities for retirement benefits	2,107	2,004
Other	7,670	6,457
Total non-current liabilities	33,330	39,494
Total liabilities	114,702	130,734
Net assets
Shareholders’ equity
Paid-in capital	24,104	24,104
Capital surplus	28,638	28,412
Earned surplus	209,740	224,209
Treasury stock	(5,842)	(5,847)
Total shareholders’ equity	256,639	270,878
Accumulated other comprehensive income
Unrealized holding gains (losses) on securities	11,939	13,501
Unrealized gains (losses) on hedges	(2)	(9)
Foreign currency translation adjustments	7,037	6,454
Accumulated adjustments for retirement benefits	6,269	11,466
Total accumulated other comprehensive income	25,244	31,413
Non-controlling interests	29,419	29,346
Total net assets	311,303	331,638
Total liabilities and net assets	426,006	462,372
(Note)	Figures are stated by discarding fractions of one (1) million yen.

Consolidated Statements of Income

(Millions of yen)

	Previous fiscal year (From December 1, 2022 to November 30, 2023)	Current fiscal year (From December 1, 2023 to November 30, 2024)
Net sales	455,086	483,985
Cost of sales	332,755	336,217
Gross profit	122,330	147,767
Selling, general and administrative expenses	102,636	113,437
Operating income	19,694	34,329
Non-operating income
Interest and dividends income	1,009	1,251
Equity in earnings of affiliates	–	1,371
Insurance return	434	11
Other	906	868
Total non-operating income	2,350	3,502
Non-operating expenses
Interest expenses	393	295
Provision of allowances for doubtful accounts	203	207
Equity in losses of affiliates	343	–
Other	614	455
Total non-operating expenses	1,554	958
Ordinary income	20,490	36,874
Extraordinary gains
Gains on sales of shares of subsidiaries and associates	2,968	145
Gains on extinguishment of tie-in shares	–	124
Gains on sales of investment securities	758	111
Gains on sales of fixed assets	20	54
Other	432	17
Total extraordinary gains	4,178	453
Extraordinary losses
Losses on disposal of fixed assets	733	1,501
Impairment losses	1,484	948
Losses on valuation of investment securities	4	815
Other	370	423
Total extraordinary losses	2,593	3,689
Profit before income taxes	22,075	33,638
Income taxes	5,851	9,083
Income taxes - deferred	699	144
Profit	15,524	24,410
Profit attributable to non-controlling interests	2,350	2,990
Profit attributable to owners of parent	13,174	21,419

(Note) Figures are stated by discarding fractions of one (1) million yen.

Reference

Consolidated Statements of Cash Flows

(Millions of yen)

	Previous fiscal year (From December 1, 2022 to November 30, 2023)	Current fiscal year (From December 1, 2023 to November 30, 2024)
Cash flows from operating activities	23,725	63,126
Cash flows from investing activities	(17,721)	(23,893)
Cash flows from financing activities	(9,514)	(21,126)
Effects of exchange rate changes on cash and cash equivalents	607	(27)
Increase (decrease) in cash and cash equivalents	(2,902)	18,079
Cash and cash equivalents at the beginning of the fiscal year	65,335	62,433
Cash and cash equivalents at the end of the fiscal year	62,433	80,512

(Note) Figures are stated by discarding fractions of one (1) million yen.

(Attached Document)

Consolidated Statements of Changes in Net Assets

(From December 1, 2023 to November 30, 2024)

(Millions of yen)

	Shareholders' equity
	Paid-in capital	Capital surplus	Earned surplus	Treasury stock	Total shareholders' equity
Balance at the beginning of the current fiscal year	24,104	28,638	209,740	(5,842)	256,639
Changes of items during the fiscal year
Dividends from surplus			(6,950)		(6,950)
Profit attributable to owners of parent			21,419		21,419
Purchase of treasury stock				(4)	(4)
Purchase of shares of consolidated subsidiaries		(230)			(230)
Change in ownership interest of parent due to transactions with non-controlling interests		3			3
Net changes of items other than shareholders' equity
Total changes of items during the fiscal year	–	(226)	14,469	(4)	14,238
Balance at the end of the current fiscal year	24,104	28,412	224,209	(5,847)	270,878

	Accumulated other comprehensive income					Non-controlling interests	Total net assets
	Unrealized holding gains on securities	Unrealized gains (losses) on hedges	Foreign currency translation adjustments	Accumulated adjustments for retirement benefits	Total accumulated other comprehen-sive income
Balance at the beginning of the current fiscal year	11,939	(2)	7,037	6,269	25,244	29,419	311,303
Changes of items during the fiscal year
Dividends from surplus							(6,950)
Profit attributable to owners of parent							21,419
Purchase of treasury stock							(4)
Purchase of shares of consolidated subsidiaries							(230)
Change in ownership interest of parent due to transactions with non-controlling interests							3
Net changes of items other than shareholders' equity	1,561	(7)	(582)	5,196	6,168	(72)	6,095
Total changes of items during the fiscal year	1,561	(7)	(582)	5,196	6,168	(72)	20,334
Balance at the end of the current fiscal year	13,501	(9)	6,454	11,466	31,413	29,346	331,638

(Note)	Figures are stated by discarding fractions of one (1) million yen.

Notes to Consolidated Financial Statements

I.	Notes on the significant matters forming the basis of preparation of consolidated financial statements

1.	Consolidated subsidiaries

The Company has forty-five (45) consolidated subsidiaries. The significant consolidated subsidiaries are Kewpie Egg Corporation, Deria Foods Co., Ltd., Kewpie Jyozo Co., Ltd., Salad Club, Inc., Aohata Corporation, Hangzhou Kewpie Corporation, BEIJING KEWPIE CO., LTD. and Q&B FOODS, INC.

Among the nine (9) non-consolidated subsidiaries, the principal one is Hotdog Corporation. These companies are excluded from consolidation, because each of the amount of their total assets, net sales, profit and loss and earned surplus (based on the Company’s ownership percentage) does not have a significant effect on the consolidated financial statements of the Company.

2.	Application of the equity method

An equity method is applied to the investments in seventeen (17) affiliated companies. The significant affiliate under the equity method is KRS.

The investments in Hotdog Corporation and nine (9) other non-consolidated subsidiaries, as well as EGG TRUST JAPAN K.K. and ten (10) other affiliated companies are not accounted for by the equity method, since each of the amounts of profit and loss and earned surplus (based on the Company’s ownership percentage) did not have a significant effect on the consolidated financial statements of the Company.

3.	Fiscal years of consolidated subsidiaries

Among consolidated subsidiaries of the Company, the fiscal year end of nine (9) foreign consolidated subsidiaries is September 30 and that of six (6) foreign consolidated subsidiaries is December 31.

Six (6) foreign subsidiaries whose fiscal year end is December 31 are consolidated based on their provisional financial statements based on a provisional settlement of accounts as of September 30. Other nine (9) foreign subsidiaries are consolidated based on the financial statements as of their fiscal year end. However, significant transactions of those subsidiaries recognized during the period after their settlement of accounts (September 30) to the fiscal year end of the Company’s consolidated financial statements (November 30) are reflected.

4.	Accounting policies

(1)	Basis and method of valuation of significant assets

(a)	Securities

i)	Held-to-maturity bonds are stated at amortized cost (by the straight-line method).

ii)	Shares in subsidiaries and affiliated companies not accounted for by the equity method are stated at cost, determined by the moving average method.

iii)	Other securities other than stocks, etc. without market value are stated at fair value. (Revaluation differences are all transferred directly to net assets. Selling costs are calculated by the moving average method.) Stocks, etc. without market value are stated at cost, determined by the moving average method.

(b)	Derivatives

Stated at fair value.

Hedge accounting is applicable to hedge transactions that meet the requirements thereof.

(c)	Inventories

Purchased goods and products, work in process, raw materials and supplies are principally stated at moving average cost (the value method to devaluate a book value for decreasing profitability).

(2)	Depreciation and amortization of significant depreciable and amortizable assets

(a)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are depreciated by the straight-line method.

The main useful lives are as follows.

Buildings and structures:      2–50 years

Machinery, equipment and vehicles: 2–10 years

(b)	Intangible fixed assets (excluding lease assets)

Intangible fixed assets are amortized by the straight-line method.

The main useful life is as follows.

Software:           5–10 years

(c)	Lease assets

Lease assets in finance lease transactions other than those which are deemed to transfer the ownership of lease assets to lessees are calculated by the straight- line method by considering the lease period to be useful life and the residual value to be zero.

Foreign consolidated subsidiaries that adopted IFRS have applied IFRS 16 “Leases”, and foreign consolidated subsidiaries that adopted U.S. GAAP have applied U.S. GAAP ASU 2016-02 “Leases”. Due to this application, lessees, in principle, record all leases as assets and liabilities on the balance sheets, and the right-of-use assets recorded under assets are depreciated using the straight-line method.

(3)	Accounting standards for significant allowances

(a)	Allowances for doubtful accounts

To provide for losses on bad debts, the Company sets aside an estimated uncollectable amount, by taking into consideration the possible credit loss rate in the future based on the actual loss rate in respect of general credits, and the particular possibilities of collection in respect of possible non-performing credits and other specific claims.

(b)	Reserves for bonuses

To provide for the payment of bonuses to employees, reserves for bonuses are provided according to the expected amount of the payment which attributes to the current fiscal year.

(c)	Reserves for directors’ bonuses

To provide for the payment of bonuses to directors, reserves for directors’ bonuses are provided according to the estimated amounts payable at the end of the current fiscal year.

(4)	Accounting standards for revenues and expenses

The Group’s main businesses are “Retail Market Business”, “Food Service Business”, “Overseas Business”, “Fruit Solutions Business” and “Fine Chemicals Business”.

(a)	Retail Market

The Company sells merchandise or products that include mayonnaise, dressings, pasta sauces, salads, delicatessen foods, packaged salads, baby foods and nursing care foods in the retail market. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(b)	Food Service

The Company sells merchandise or products that include mayonnaise, dressings, vinegar, liquid egg, frozen egg, dried egg and egg processed foods in the food service market. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(c)	Overseas

The Company sells merchandise or products that include mayonnaise and dressings in the overseas markets which include China, Southeast Asia and North America. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and revenue is recognized at the time when merchandise or products are delivered. However, revenue from export sales is recognized at the time when risk is transferred to the customer based on the trade terms provided for in the Incoterms and others. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(d)	Fruit Solutions

The Company sells merchandise or products that include jams and frozen fruit processed foods for household use and fruit processed foods for industrial use. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(e)	Fine Chemicals

The Company sells merchandise or products that include hyaluronic acid and egg yolk lecithin used as an ingredient for pharmaceuticals, cosmetics and food products. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(5)	Accounting for retirement benefits

(a)	Periodic allocation method for projected retirement benefits

In calculating retirement benefit obligations, the method of allocating the projected retirement benefits to the period up to the end of the current fiscal year is the benefit formula basis.

(b)	Method of accounting for actuarial gains or losses and prior service costs

Prior service costs are amortized by the straight-line method principally over twelve (12) years based on the average remaining employees’ service years at the time of accrual.

Actuarial gains or losses are amortized by the straight-line method principally over twelve (12) years based on the average remaining employees’ service years at each fiscal year, and their amortizations start from the next fiscal year of the respective accrual years.

In addition, if the amount of pension fund assets exceeds that of retirement benefit obligations for benefit pension plan, it is provided as assets for retirement benefits on the consolidated balance sheets.

(6)	Significant methods of hedge accounting

(a)	Deferral hedge is adopted in hedge accounting. Appropriation processing is adopted for transactions that meet the requirements for that method.

(b)	Hedging instruments are forward exchange contracts.

(c)	Hedged items are purchase transactions in foreign currencies.

(d)	The Company enters into forward exchange contracts to hedge risks from fluctuations in foreign exchange rates.

In addition, the Company never makes use of them for the purpose of speculative transactions.

(e)	Assessment of the effectiveness of hedge accounting

Control procedures of hedge transactions are executed according to the Company’s internal rules. The effectiveness of the hedge is analyzed by comparing movements in the fair value of hedged items with those of hedging instruments, assessed and strictly controlled.

(7)	Amortization of goodwill

Goodwill is amortized on a straight-line basis over its estimated useful life during which its effect will be realized. However, trivial goodwill is fully amortized in the fiscal year in which it is incurred.

II.	Notes on changes in presentation

(Consolidated statements of income)

1.	“Insurance return”, which had been included in “Other” under “Non-operating income” in the previous fiscal year, is presented as a separate item effective from the current fiscal year, in order to ensure integrated disclosure with the Annual Securities Report. The amount of “Insurance return” in the previous fiscal year was ¥434 million.
2.	“Provision of allowances for doubtful accounts”, which had been included in “Other” under “Non-operating expenses” in the previous fiscal year, is presented as a separate item effective from the current fiscal year, because its amount has become material. The amount of “Provision of allowances for doubtful accounts” in the previous fiscal year was ¥203 million.
3.	“Gains on sales of investment securities”, which had been included in “Other” under “Extraordinary gains” in the previous fiscal year, is presented as a separate item effective from the current fiscal year, in order to ensure integrated disclosure with the Annual Securities Report. The amount of “Gains on sales of investment securities” in the previous fiscal year was ¥758 million.
4.	“Losses on valuation of investment securities”, which had been included in “Other” under “Extraordinary losses” in the previous fiscal year, is presented as a separate item effective from the current fiscal year, because its amount has become material. The amount of “Losses on valuation of investment securities” in the previous fiscal year was ¥4 million.

III.	Notes on accounting estimates

(Valuation of fixed assets of Kewpie Egg Corporation)

For fixed assets on certain asset groups of Kewpie Egg Corporation, an indicator of impairment was identified at the end of the fiscal year, reflecting the effect of a significant drop in the market price of land. However, no impairment losses were recognized, since undiscounted future cash flows of these asset groups exceeded the book value of the fixed assets in determining whether impairment losses are recognized.

1.	Amount recorded in consolidated financial statements for the current fiscal year

As of November 30, 2024
Book value of fixed assets on relevant asset groups	¥4,248 million

2.	Information on the content of significant accounting estimates for identified items

(1)	Method for calculating estimated future cash flows and major assumptions

In determining whether impairment losses are recognized, future cash flows were calculated based on business plan, which was formulated incorporating sales volume and gross margin per unit as major assumptions, on the premise of stable balance between egg supply and demand.

(2)	Impact on consolidated financial statements for the next fiscal year

If business performance declines due to the spread of avian influenza, and consequently actual results deviate from an estimated amount of future cash flows, impairment losses could be recorded.

IV.	Notes on additional information

(Transfer of fixed assets)

The Company resolved at its Board of Directors meeting held on September 30, 2024 to transfer Company-owned fixed assets as described below, and concluded a real estate sales contract on September 30, 2024.

1.	Reason for the transfer of fixed assets

The Company has decided to transfer the following fixed assets aiming to effectively utilize its operating resources and strengthen its financial structure.

2.	Details of the assets to be transferred

Subject and location of assets	Gains on transfer	Current status
Subject: Land 41,407.24 m2 Location: Nichinan-cho 2-chome, Toyota-shi, Aichi, Japan	Approximately ¥12.0 billion (estimate)	Site of a former factory
*	The Company refrains from disclosing the transfer price and the book value based on the arrangements with the transferee.

3.	Outline of the transferee

Name	ES-CON JAPAN Ltd.
Location	10-4, Toranomon 2-chome, Minato-ku, Tokyo, Japan
Name and title of representative	Takatoshi Ito, President & Representative Director
Relationship with the Company	There are no capital, personnel or business relationships between the Company and the transferee, and the transferee is not a related party of the Company.

4.	Schedule of the transfer

Date of Board resolution:	September 30, 2024
Date of contract:	September 30, 2024
Date of delivery:	January 23, 2025 (scheduled)

5.	Future outlook

As a result of the transfer of the above fixed assets, the Company expects to record gains on sales of fixed assets as extraordinary gains in the financial results for the first quarter of the fiscal year ending November 30, 2025.

V.	Notes to consolidated balance sheets

1.	Of Notes and accounts receivable - trade, balance of receivables arising from contracts with customers
	Notes receivable - trade	¥28 million
	Accounts receivable - trade	¥71,754 million

2.	Contingent liabilities
	Guarantee obligations	¥119 million

3.	Balance of contract liabilities included in Other under Current liabilities
	Contract liabilities	¥692 million

VI.	Notes to consolidated statements of changes in net assets

1.	Classes and total numbers of shares issued and outstanding and shares of treasury stock

	Class of shares issued and outstanding	Class of shares of treasury stock
	Shares of common stock	Shares of common stock
Number of shares as of December 1, 2023	141,500,000 shares	2,496,958 shares
Increase in the number of shares during the year	–	1,363 shares
Decrease in the number of shares during the year	–	–
Number of shares as of November 30, 2024	141,500,000 shares	2,498,321 shares

(Note)	The number of shares of treasury stock (common stock) increased due to the acquisition of shares less than one (1) unit.

2.	Distribution of surplus

(1)	Amount of dividends paid

(a)	At the meeting of the Board of Directors held on January 19, 2024, a resolution was adopted as follows:

・ Matters concerning dividends on shares of common stock

i)	Total amount of dividends	¥3,753 million
ii)	Amount of dividend per share	¥27.00
iii)	Record date	November 30, 2023
iv)	Effective date	February 8, 2024

(b)	At the meeting of the Board of Directors held on June 28, 2024, a resolution was adopted as follows:

・ Matters concerning dividends on shares of common stock

i)	Total amount of dividends	¥3,197 million
ii)	Amount of dividend per share	¥23.00
iii)	Record date	May 31, 2024
iv)	Effective date	August 5, 2024

(2)	Dividends whose record date fell during the current fiscal year but whose effective date will fall during the next fiscal year

At the meeting of the Board of Directors held on January 20, 2025, a resolution was adopted as follows:

・ Matters concerning dividends on shares of common stock

i)	Total amount of dividends	¥4,309 million
ii)	Fund of dividends	Earned surplus
iii)	Amount of dividend per share	¥31.00
iv)	Record date	November 30, 2024
v)	Effective date	February 7, 2025

VII.	Notes on financial instruments

1.	Matters relating to the status of financial instruments

(1)	Policy in relation to financial instruments:

The Group raises required funds through bank loans and bond issues according to its equipment investment plan. Floating money is invested in high-security financial assets and short-term operating funds are provided by bank loans. The Group uses derivatives to hedge risks, as described below, and has a policy not to conduct speculative trading.

(2)	Details of financial instruments and related risks:

Notes and accounts receivable - trade, which are operating receivables, are exposed to clients’ credit risks. Securities and investment securities, which principally consist of shares in the client companies related with the Group’s business, are exposed to market risk.

Substantially all of notes and accounts payable - trade, which are operating payables, have payment due dates within one (1) year. Some operating payables in relation to import of raw materials are denominated in foreign currencies and exposed to foreign currency risk, which is hedged by using forward exchange contracts when necessary. Short-term loans payable are funds raised principally in relation to business transactions and long-term loans payable, bonds and lease obligations in finance lease transactions are funds raised principally for necessary equipment investment.

Derivatives are forward exchange contracts to hedge foreign currency risk involving payables in foreign currencies. With regard to hedging instruments, hedged items, hedge policies, the method of assessment of the effectiveness of hedges, etc., please refer to the above “I. Notes on the significant matters forming the basis of preparation of consolidated financial statements: 4. Accounting policies: (6) Significant methods of hedge accounting”.

(3)	Risk management system relating to financial instruments:

(i)	Management of credit risk:

The Company, through its operation management division and accounting and financing division, periodically monitors the conditions of its major clients and manages the due dates and balances of its operating receivables by client to early detect or reduce credits that may become uncollectable due to the deterioration of its financial position or other reasons. Likewise, its consolidated subsidiaries manage their operating receivables.

With regard to derivatives, the Company perceives very little credit risk as it enters into transactions solely with financial institutions with high ratings.

(ii)	Management of market risk:

The Group uses forward exchange contracts to hedge foreign currency risk involving payables in foreign currencies. The Company’s risk management relating to such derivatives is conducted by its Division of Production and Financial Department pursuant to its internal rules and all of the trading results are reported to the General Manager of the Financial Department. With regard to its consolidated subsidiaries, such risk management is conducted principally by their respective administration divisions and the trading results are reported to the respective directors of the subsidiaries responsible therefor.

With regard to securities and investment securities, the Company periodically gains information on the fair values and financial standings of the issuers (client companies) and reviews the holding of securities other than bonds held to maturity on a continuous basis by taking into consideration the market conditions and the relationships with the client companies.

(iii)	Management of liquidity risk relating to financing:

The Group prepares and revises cash flow projections on a timely basis and keeps current cash flow at a specified level through overdraft agreements with several banks and a cash management system to manage liquidity risk.

(4)	Supplementary explanation of matters relating to the fair values of financial instruments, etc.

As the calculation of fair values of financial instruments incorporates variable factors, adopting different assumptions may change the values.

2.	Matters concerning fair values, etc. of financial instruments

The following table shows amounts for items recorded in the consolidated balance sheets as of November 30, 2024, along with their fair values and the variances. Stocks, etc. without market value are not included in the table. (See Note 1)

(Millions of yen)

		Balance sheet amount	Fair value	Variance
(1)	Securities and investment securities	43,978	58,949	14,971
	Total assets	43,978	58,949	14,971
(2)	Bonds	10,000	9,841	(158)
(3)	Long-term loans payable (*2)	5,784	5,706	(78)
(4)	Lease obligations	4,650	4,873	222
	Total liabilities	20,435	20,421	(14)
	Derivatives (*3)
	Derivatives to which hedge accounting is not applied	–	–	–
	Derivatives to which hedge accounting is applied	(6)	(6)	–
	Total derivatives	(6)	(6)	–

(*1)	Notes on cash and deposits, notes and accounts receivable - trade, notes and accounts payable - trade, short-term loans payable (excluding the current portion of long-term loans payable), accounts payable - other, and accrued income taxes are omitted, because they are cash, and their fair value approximates the book value as a result of their short settlement period.
(*2)	Long-term loans payable include the current portion of long-term loans payable.
(*3)	Net receivables and payables resulting from derivatives are presented in net amounts.

(Note 1)	Stocks, etc. without market value

Stocks, etc. without market value are not included in “(1) Securities and investment securities”. The balance sheet amounts of these financial instruments are as follows:

Category	Balance sheet amount (Millions of yen)
Unlisted shares	17,200

3.	Matters concerning breakdown for each level of fair value, etc. of financial instruments

The fair value of financial instruments is categorized into the following three (3) levels based on the observability and significance of the inputs related to fair value measurement.

Level 1 fair value:	fair value measured with observable inputs related to fair value measurement which are quoted prices of assets or liabilities subject to the measurement of fair value that are formed in active markets.
Level 2 fair value:	fair value measured with observable inputs related to fair value measurement other than the inputs in Level 1.
Level 3 fair value:	fair value measured using unobservable inputs related to fair value measurement.

When multiple inputs that have a significant impact on the measurement of fair value are used, fair value is categorized to the level with the lowest priority in the measurement of fair value among the levels to which each input belongs.

(1)	Financial instruments recorded on the consolidated balance sheets at fair value

Category	Fair value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Other securities
Stocks	25,663	–	–	25,663
Other	–	10,000	–	10,000
Total assets	25,663	10,000	–	35,663
Derivatives
Currency derivatives	–	(6)	–	(6)
Total derivatives	–	(6)	–	(6)

(2)	Financial instruments other than those recorded on the consolidated balance sheets at fair value

Category	Fair value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Shares of affiliated companies	23,286	–	–	23,286
Total assets	23,286	–	–	23,286
Bonds	–	9,841	–	9,841
Long-term loans payable	–	5,706	–	5,706
Lease obligations	–	4,873	–	4,873
Total liabilities	–	20,421	–	20,421

(Note)	Explanation of valuation techniques and inputs related to fair value measurement

Securities and investment securities

Listed shares are valued using the quoted price. Listed shares are traded on active markets, and accordingly their fair values are categorized as Level 1. The fair value of jointly managed designated money trusts is measured based on the price provided by counterparty financial institutions, and is categorized as Level 2.

Derivatives

The fair value of forward exchange contracts is measured using fair value indicated by counterparty financial institutions, which is measured using observable inputs such as exchange rates, and is therefore categorized as Level 2.

Bonds

The fair value of bonds issued by the Company is measured based on the present value of the total principal and interest, discounted at a rate that would be applied for a new similar issuance, and is categorized as Level 2.

Long-term loans payable

The fair value of long-term loans payable is measured based on the present value of the total principal and interest, discounted at a rate that would be applied for a new similar borrowing, and is categorized as Level 2.

Lease obligations

The fair value of lease obligations is measured based on the present value of the total principal and interest classified by a certain period of time, discounted at a rate that would be applied for a new similar lease transaction, and is categorized as Level 2.

VIII.	Notes on leased and other real estate properties

Notes on leased and other real estate properties are omitted as the total amount thereof is not material.

IX.	Notes on revenue recognition

1.	The information on disaggregation of revenue arising from contracts with customers

(Millions of yen)

	Retail Market	Food Service	Overseas	Fruit Solutions	Fine Chemicals	Common Business	Amount reported on the consolidated financial statements
Net sales
Revenue arising from contracts with customers	186,747	170,086	92,199	17,001	11,382	6,568	483,985
Other revenue	–	–	–	–	–	–	–
Net sales to outside customers	186,747	170,086	92,199	17,001	11,382	6,568	483,985

2.	Information as a basis for understanding revenue arising from contracts with customers

Information as a basis for understanding revenue arising from contracts with customers is as stated in “I. Notes on the significant matters forming the basis of preparation of consolidated financial statements: 4. Accounting policies: (4) Accounting standards for revenues and expenses”.

3.	Information for understanding the amount of revenue for the current fiscal year and the following fiscal years

(1)	Balances of receivables arising from contracts with customers and contract liabilities

The ending balance of receivables arising from contracts with customers is as stated in “V. Notes to consolidated balance sheets: 1. Of Notes and accounts receivable - trade, balance of receivables arising from contracts with customers”. In addition, the ending balance of contract liabilities arising from contracts with customers is as stated in “V. Notes to consolidated balance sheets: 3. Balance of contract liabilities included in Other under Current liabilities”.

(2)	Transaction price allocated to the remaining performance obligations

Applying the practical expedients, the Group has omitted the statement of information on remaining performance obligations because there is no significant transaction within the Group with a predicted term of contract exceeding one (1) year. Considerations arising from contracts with customers contain no significant amount that is not included in transaction prices.

X.	Notes on per share information

Net assets per share	¥2,174.74
Earnings per share	¥154.10

XI.	Notes on significant subsequent events

Not applicable.

(Note) Figures are stated by discarding fractions of one (1) million yen.

*	The contents of the consolidated statements of changes in net assets and the notes to consolidated financial statements are those audited by the accounting auditors by January 20, 2025.

Non-consolidated Financial Statements

Non-consolidated Balance Sheets

(Millions of yen)

	Previous fiscal year (From December 1, 2022 to November 30, 2023)	Current fiscal year (From December 1, 2023 to November 30, 2024)
Assets Current assets
Cash and deposits	30,653	44,518
Accounts receivable-trade	33,322	36,660
Securities	2,000	10,000
Merchandise and finished goods	9,760	9,964
Work in process	62	76
Raw materials and supplies	4,674	3,880
Short-term loans receivable	5,060	3,792
Other	6,098	5,877
Allowance for doubtful accounts	(379)	(687)
Total current assets	91,253	114,084
Fixed assets
Tangible fixed assets
Buildings	35,380	33,394
Structures	2,084	2,055
Machinery and equipment	14,386	12,782
Vehicles	16	18
Tools, furniture and fixtures	796	789
Land	18,287	18,304
Leased assets	208	186
Construction in progress	904	1,530
Total tangible fixed assets	72,065	69,062
Intangible fixed assets
Telephone subscription right	89	89
Software	13,190	13,211
Other	54	3,467
Total intangible fixed assets	13,334	16,769
Investments and other assets
Investment securities	25,202	26,416
Stocks of subsidiaries and affiliates and investments in capital	36,835	36,769
Long-term loans receivable	67	37
Prepaid pension cost	15,797	17,366
Long-term prepaid expenses	506	438
Guarantee deposits	1,330	1,317
Other	681	625
Allowance for doubtful accounts	(46)	(46)
Total investments and other assets	80,375	82,923
Total fixed assets	165,775	168,754
Total assets	257,028	282,839

	Previous fiscal year (From December 1, 2022 to November 30, 2023)	Current fiscal year (From December 1, 2023 to November 30, 2024)
Liabilities
Current liabilities
Accounts payable-trade	18,095	23,447
Short-term loans payable	41,360	40,450
Accounts payable-other	9,448	13,516
Accrued income taxes	337	2,521
Accrued expenses	203	220
Reserves for bonuses	169	194
Reserves for directors’ bonuses	66	115
Other	4,105	5,588
Total current liabilities	73,786	86,054
Non-current liabilities
Bonds	10,000	10,000
Long-term loans payable	-	5,000
Deferred tax liabilities	7,380	8,155
Reserves for retirement benefits	133	140
Guarantee money accepted	1,885	1,791
Other	276	251
Total non-current liabilities	19,675	25,339
Total liabilities	93,462	111,393
Net assets
Shareholders’ equity
Paid-in capital	24,104	24,104
Capital surplus	29,418	29,418
Legal capital surplus	29,418	29,418
Earned surplus	104,661	111,091
Legal retained earnings	3,115	3,115
Other retained earnings	101,546	107,976
Reserves for reduction entry of property by purchase	2,273	2,228 249
Reserves for open innovation promotion taxation	249	67,200 38,297
General reserve	67,200	(5,888)
Retained earnings brought forward	31,822	158,725
Treasury stock	(5,884)
Total shareholders’ equity	152,299	12,719
Valuation and translation adjustments
Unrealized gains (losses) on securities	11,266	12,719
Total valuation and translation adjustments
	11,266
Total net assets	163,565	171,445
Total liabilities and net assets	257,028	282,839

(Note) Figures are stated by discarding fractions of one (1) million yen.

Non-consolidated Statements of Income

	Previous fiscal year (From December 1, 2022 to November 30, 2023)	Current fiscal year (From December 1, 2023 to November 30, 2024)
Net sales	192,867	205,599
Cost of sales	140,590	142,039
Gross profit	52,277	63,559
Selling, general and administrative expenses	49,227	54,392
Operating income	3,050	9,166
Non-operating income
Interest and dividend income	5,808	7,918
Royalty income	1,364	1,697
Other	489	437
Total non-operating income	7,662	10,053
Non-operating expenses
Provision of allowances for doubtful accounts	376	307
Interest expenses	206	212
Rental expenses	122	39
Other	510	329
Total non-operating expenses	1,215	889
Ordinary income	9,496	18,330
Extraordinary income
Gains on sales of shares of subsidiaries and affiliates	2,968	340
Gains on sales of investment Securities	743	111
Gains on sales of fixed assets	11	-
Other	3	-
Total extraordinary income	3,725	451
Extraordinary losses
Losses on disposal of fixed assets	518	1,209
Losses on valuation of investment securities	3	815
Impairment losses	1,323	480
Losses on valuation of shares of subsidiaries and affiliates	202	-
Other
Total extraordinary losses	31	3
	2,079	2,510
Profit before income taxes	11,142	16,272
Income taxes - current	1,048	2,754
Income taxes - deferred	318	138
Profit	9,776	13,380

(Note) Figures are stated by discarding fractions of one (1) million yen.

Non-consolidated Statements of Changes in Net Assets

(From December 1, 2023 to November 30, 2024)

(Millions of yen)

	Shareholders' equity
	Paid-in capital	Capital surplus		Earned surplus
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other earned surplus				Total earned surplus
					Reserves for reduction entry of property by purchase	Reserves for open innovation promotion tax system	General reserve	Earned surplus brought forward
Balance at the beginning of the current fiscal year	24,104	29,418	29,418	3,115	2,273	249	67,200	31,822	104,661
Changes of items during the fiscal year
Reversal of other earned surplus					(44)			44	–
Dividends from surplus								(6,950)	(6,950)
Profit								13,380	13,380
Purchase of treasury stock
Net changes of items other than shareholders' equity
Total changes of items during the fiscal year	–	–	–	–	(44)	–	–	6,475	6,430
Balance at the end of the current fiscal year	24,104	29,418	29,418	3,115	2,228	249	67,200	38,297	111,091

(Millions of yen)

	Shareholders' equity	Valuation and translation adjustments			Total net assets
	Treasury stock	Total shareholders' equity	Unrealized holding gains on securities	Total valuation and translation adjustments
Balance at the beginning of the current fiscal year	(5,884)	152,299	11,266	11,266	163,565
Changes of items during the fiscal year
Reversal of other earned surplus		–			–
Dividends from surplus		(6,950)			(6,950)
Profit		13,380			13,380
Purchase of treasury stock	(4)	(4)			(4)
Net changes of items other than shareholders' equity			1,453	1,453	1,453
Total changes of items during the fiscal year	(4)	6,425	1,453	1,453	7,879
Balance at the end of the current fiscal year	(5,888)	158,725	12,719	12,719	171,445

(Note)	Figures are stated by discarding fractions of one (1) million yen.

Notes to Non-consolidated Financial Statements

I.	Notes on matters relating to significant accounting policies

1.	Basis and method of valuation of securities

(1)	Bonds held to maturity

Stated at amortized cost (by the straight-line method).

(2)	Shares of subsidiaries and affiliated companies

Stated at cost, determined by the moving average method.

(3)	Other securities

Securities other than stocks, etc. without market value

Stated at fair value (revaluation differences are all transferred directly to net assets, and the cost of sales is computed based on the moving-average method).

Stocks, etc. without market value

Stated at cost, determined by the moving average method.

2.	Basis and method of valuation of derivatives

Stated at fair value.

3.	Inventories

(1)	Basis of valuation

Purchased goods and products, work in process, raw materials and supplies are stated at cost (the value method to devaluate a book value for decreasing profitability).

(2)	Method of valuation

Purchased goods and products, work in process, raw materials and supplies are determined by the moving average method.

4.	Depreciation and amortization method for fixed assets

(1)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are depreciated by the straight-line method.

The main useful lives are as follows.

Buildings:        2–50 years

Machinery and equipment: 2–10 years

(2)	Intangible fixed assets (excluding lease assets)

Intangible fixed assets are amortized by the straight-line method.

The main useful life is as follows.

Software:       5–10 years

(3)	Lease assets

Lease assets in finance lease transactions other than those which are deemed to transfer the ownership of lease assets to lessees are calculated by the straight- line method by considering the lease period to be useful life and the residual value to be zero.

(4)	Long-term prepaid expenses

Long-term prepaid expenses are amortized by the straight-line method.

5.	Accounting standards for allowances

(1)	Allowances for doubtful accounts

To provide for losses on bad debts, the Company sets aside an estimated uncollectable amount, by taking into consideration the possible credit loss rate in the future based on the actual loss rate in respect of general credits, and the particular possibilities of collection in respect of possible non-performing credits and other specific claims.

(2)	Reserves for bonuses

To provide for the payment of bonuses to employees, reserves for bonuses are provided according to the expected amount of the payment which attributes to the current fiscal year.

(3)	Reserves for directors’ bonuses

To provide for the payment of bonuses to directors, reserves for directors’ bonuses are provided according to the estimated amounts payable at the end of the current fiscal year.

(4)	Reserves for retirement benefits

To provide for employee retirement benefits, reserves for retirement benefits are provided according to the projected amount of retirement benefit obligations and pension assets at the end of the current fiscal year.

i)	Periodic allocation method for projected retirement benefits

In calculating retirement benefit obligations, the method of allocating the projected retirement benefits to the period up to the end of the current fiscal year is the benefit formula basis.

ii)	Method of accounting for actuarial gains or losses and prior service costs

Prior service costs are amortized by the straight-line method over twelve (12) years based on the average remaining employees’ service years at the time of accrual.

Actuarial gains or losses are amortized by the straight-line method over twelve (12) years based on the average remaining employees’ service years at each fiscal year, and their amortizations start from the next fiscal year of the respective accrual years.

In addition, if the amount of pension assets exceeds that of retirement benefit obligations associated with corporate pension plans adjusted by unrecognized actuarial gains or losses associated with the corporate pension plans, the excess amount is recorded as prepaid pension costs on the balance sheets.

6.	Accounting standards for revenues and expenses

The Company’s main businesses are “Retail Market Business”, “Food Service Business”, “Overseas Business” and “Fine Chemicals Business”.

(1)	Retail Market

The Company sells merchandise or products that include mayonnaise, dressings, pasta sauces, salads, delicatessen foods, packaged salads, baby foods and nursing care foods in the retail market. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(2)	Food Service

The Company sells merchandise or products that include mayonnaise, dressings, vinegar, liquid egg, frozen egg, dried egg and egg processed foods in the food service market. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(3)	Overseas

The Company engages in the export sales of merchandise or products that include mayonnaise and dressings in the overseas markets which include China, Southeast Asia and North America. Revenue from export sales is recognized at the time when risk is transferred to the customer based on the trade terms provided for in the Incoterms and others. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

(4)	Fine Chemicals

The Company sells merchandise or products that include hyaluronic acid and egg yolk lecithin used as an ingredient for pharmaceuticals, cosmetics and food products. The primary performance obligation is the obligation to deliver merchandise or products to the customer, and the Company determines that control is transferred to the customer at the time of delivery of the merchandise or products. However, in the cases that the control over merchandise or products should be transferred to the customer within a normal delivery period, revenue is recognized at the time of shipment. In addition, revenue is measured at an amount calculated by deducting sales returns, discounts, rebates, etc. from consideration promised in a contract with the customer, and does not contain any significant interest component.

7.	Other significant matters forming the basis of preparation of non-consolidated financial statements

(Accounting for retirement benefits)

The accounting method for unrecognized actuarial gains or losses and unrecognized prior service costs pertaining to retirement benefits is different from the accounting method for these items in the consolidated financial statements.

II.	Notes on changes in presentation

(Non-consolidated statements of income)

“Losses on valuation of investment securities”, which had been included in “Other” under “Extraordinary losses” in the previous fiscal year, is presented as a separate item effective from the current fiscal year, because its amount has become material. The amount of “Losses on valuation of investment securities” in the previous fiscal year was ¥3 million.

III.	Notes on additional information

(Transfer of fixed assets)

The Company resolved at its Board of Directors meeting held on September 30, 2024 to transfer Company-owned fixed assets, and concluded a real estate sales contract on September 30, 2024. The details are as stated in “IV. Notes on additional information” under the Notes to Consolidated Financial Statements.

IV.	Notes to non-consolidated balance sheets

1.	Accumulated depreciation on tangible fixed assets		¥120,176 million
2.	Contingent liabilities
	Guarantee obligations		¥1,988 million
3.	Monetary receivables from subsidiaries and associates	Current assets	¥12,501 million
		Fixed assets	¥259 million
4.	Monetary payables to subsidiaries and associates	Current liabilities	¥53,670 million
		Non-current liabilities	¥1,145 million
5.	Monetary payables to directors and corporate auditors	Non-current liabilities	¥80 million

V.	Notes on non-consolidated statements of income

1.	Operating revenue from subsidiaries and associates	¥15,882 million
2.	Operating expenses for subsidiaries and associates	¥90,458 million
3.	Non-operating transactions with subsidiaries and associates	¥9,545 million

VI.	Notes to non-consolidated statements of changes in net assets

Matters concerning the class and number of shares of treasury stock

Class of shares of treasury stock
Shares of common stock
Number of shares as of December 1, 2023	2,496,958 shares
Increase in the number of shares during the current fiscal year	1,363 shares
Decrease in the number of shares during the current fiscal year	–
Number of shares as of November 30, 2024	2,498,321 shares
(Note)	Increase in the number of shares during the current fiscal year is due to the purchase of shares less than one unit.

VII.	Notes on tax effect accounting

The principal details of deferred tax assets and liabilities are as follows:

Deferred tax assets
Losses on valuation of shares of subsidiaries and associates	¥2,039 million
Established amount for trust to cover retirement benefit obligations	¥1,084 million
Gain on retirement benefit trust	¥883 million
Depreciation and amortization	¥626 million
Refund obligation (sales promotion expenses)	¥529 million
Losses on valuation of investment securities	¥390 million
Accrued enterprise taxes	¥190 million
Other	¥818 million
Sub-total deferred tax assets	¥6,563 million
Valuation allowance	¥(2,922) million
Total deferred tax assets	¥3,640 million
Deferred tax liabilities
Prepaid pension costs	¥(5,317) million
Reserves for reduction entry of property by purchase	¥(983) million
Open innovation promotion tax system	¥(76) million
Unrealized holding gains (losses) on securities	¥(5,419) million
Total deferred tax liabilities	¥(11,796) million
Net deferred tax assets (liabilities)	¥(8,155) million

VIII.	Notes on related party transactions

1.	Officers and major individual shareholders, etc.

(Millions of yen)

Category	Corporate name	Address	Paid-in capital/ equity investment	Principal business	Ratio of voting rights owned by the Company (owned in the Company)	Relationship with the Company		Transaction	Transaction amount	Account	Ending balance
						Interlocking officers, etc.	Business relationship
Company whose officer(s) and his/her close relative(s) own a majority of the voting rights (including the subsidiary of the company)	NAKASHIMATO CO., LTD. (Note 2)	Shibuya-ku, Tokyo	50	Sale of various processed foods	Direct: 5.0% (Direct: 8.1% Indirect: 8.0%)	2 officers	Purchase of products and sale of goods and products	Purchase of products	352	Accounts receivable - trade	7
								Sale of goods and products	37	Current assets (Other)	26
								Purchase of promotional items	35	Accounts payable-other	62
								Purchase of supplies	15
								Lease of property	13
								Receipt of dividends	5
								Purchase of trademark rights (Note 6)	3,800
Company whose officer(s) and his/her close relative(s) own a majority of the voting rights (including the subsidiary of the company)	TOHKA CO., LTD. (Note 3)	Shibuya-ku, Tokyo	100	Business of renting property / Leasing business	(Direct: 8.0%)	1 officer	Rent of the office, etc. and purchase of lease assets	Rent of property	1,016	Leasehold deposits	920
								Purchase of lease assets	17	Current assets (Other)	70
										Accounts payable-other	6
										Current liabilities (Other)	13
										Non-current liabilities (Other)	21

(Millions of yen)

Category	Corporate name	Address	Paid-in capital/ equity investment	Principal business	Ratio of voting rights owned by the Company (owned in the Company)	Relationship with the Company		Transaction	Transaction amount	Account	Ending balance
						Interlocking officers, etc.	Business relationship
Company whose officer(s) and his/her close relative(s) own a majority of the voting rights (including the subsidiary of the company)	nakato co., ltd. (Note 3)	Minato-ku, Tokyo	10	Whole-sale of liquors and foods	None	None	Purchase of products and sale of goods and products	Sale of goods and products	42	Accounts receivable - trade	18
								Purchase of products	90	Accounts payable – trade	95
Company whose officer(s) and his/her close relative(s) own a majority of the voting rights (including the subsidiary of the company)	To Solutions Co., Ltd. (Note 4)	Chofu-shi, Tokyo	90	Plan, develop-ment, sale, mainte-nance and opera-tions support of computer systems	Direct: 20.0%	2 employees	Consign-ment of calculation work	Payment of IT-related expense	3,623	Accounts payable-other	490
								Purchase of software	1,554	Current assets (Other)	183
								Lease of property	46	Current liabilities (Other)	35
								IT-related leases	300	Non-current liabilities (Other)	47
								Purchase of lease assets	19
								Receipt of dividends	36
Incorporated foundation for which officer(s) and his/her close relative(s) serve as representative director	Kewpie Mirai Tamago Foundation (Note 5)	Shibuya-ku, Tokyo	–	Support project for dietary education activity groups	None	1 officer	Donation of goods and products	Payment of donations	16	–	–

(Note 1)	In principle, the terms of all transactions are determined individually upon consultation by reference to market prices, etc., as with other transactions in general.
(Note 2)	Amane Nakashima, Chairman of the Company, and his close relatives and a company in which they own a majority of voting rights directly own 89.1% of the voting rights of the company.
(Note 3)	The company in which Amane Nakashima, Chairman of the Company, and his close relatives own a majority of voting rights directly owns 100.0% of the voting rights of the company.
(Note 4)	The company in which Amane Nakashima, Chairman of the Company, and his close relatives own a majority of voting rights directly owns 80.0% of the voting rights of the company.
(Note 5)	This foundation aims to contribute to realization of a healthy society by making donations to organizations that engage in dietary education activities and create places to stay through food. The amount of donations made to the foundation is determined through joint discussion of the relevant parties.
(Note 6)	The purchase price of trademark rights related to various brands is determined by referring to evaluations calculated by independent third-party organizations.

2.	Subsidiaries, etc.

(Millions of yen)

Category	Corporate name	Address	Paid-in capital/ equity investment	Principal business	Ratio of voting rights owned by the Company (owned in the Company)	Relationship with the Company		Transaction	Transaction amount	Account	Ending balance
						Interlocking officers, etc.	Business relationship
Subsidiary	Kewpie Egg Corporation	Chofu-shi, Tokyo	350	Production and sale of liquid, frozen and processed egg	Direct: 100.0%	1 officer 8 employees	Sale of goods and products, and purchase of products and raw materials	Purchase of products and raw materials	30,172	Accounts payable – trade	2,045
								Borrowing of funds	5,443	Short-term loans payable	9,903
Subsidiary	Salad Club, Inc.	Chofu-shi, Tokyo	300	Process-ing and sale of fresh vegeta-bles	Direct: 51.0%	2 officers 2 employees	Sale of goods and products	Borrowing of funds	5,431	Short-term loans payable	5,874
Subsidiary	Kpack Co., Ltd.	Goka-machi, Sashima-gun, Ibaraki	30	Production and sale of condi-ments	Direct: 100.0%	1 officer 5 employees	Sale of goods and products, and purchase of products	Borrowing of funds	2,540	Short-term loans payable	2,280
Subsidiary	Deria Foods Co., Ltd.	Chofu-shi, Tokyo	50	Sale of salads and delicates-sen foods	Direct: 100.0%	3 officers 6 employees	Sale of goods and products	Borrowing of funds	5,141	Short-term loans payable	7,938
								Dividends income	1,424
Subsidiary	Dispen Pak Japan Co., Inc.	Minami-Ashigara-shi, Kana-gawa	140	Production and sale of foods, sub-dividing and packing work	Direct: 51.0%	1 officer 4 employees	Sale of goods and products, and purchase of products	Borrowing of funds	2,854	Short-term loans payable	3,162
Subsidiary	Kewpie China Corporation	Beijing, China	723 million yuan	Financial manage-ment and business manage-ment of the Company's local subsidi-aries in China	Direct: 100.0%	6 employees	Consign-ment of financial manage-ment and business manage-ment	Dividends income	1,872	–	–

(Note 1)	In principle, the terms of all transactions are determined individually upon consultation by reference to market prices, etc., as with other transactions in general.

Interest rates on loans and borrowings are reasonably determined in consideration of market interest rates.

(Note 2)	Loans and borrowings are primarily associated with funds management of the cash management system.

The transaction amount represents the average loan balance and the average borrowing balance.

IX.	Notes on revenue recognition

Information as a basis for understanding revenue arising from contracts with customers is as stated in “I. Notes on matters relating to significant accounting policies: 6. Accounting standards for revenues and expenses”.

X.	Notes on per share information

Net assets per share	¥1,233.40
Earnings per share	¥96.26

XI.	Notes on significant subsequent events

Not applicable.

XII.	Notes on a company to which consolidated dividend regulations apply

The Company is a company to which consolidated dividend regulations apply, meaning that it calculates the distributable amount for dividends on a consolidated basis (if the amount calculated on a consolidated basis is smaller than the amount calculated on a non-consolidated basis).

(Note)	Figures are stated by discarding fractions of one (1) million yen.

In addition, the ratio of voting rights owned by the Company (owned in the Company) is rounded for fractions less than the indicated unit.

Audit Report

Accounting Auditor’s Report on the Audit of the Consolidated Financial Statements

(TRANSLATION)

Independent Auditors’ Audit Report

January 20, 2025

To:	The Board of Directors

KEWPIE KABUSHIKI-KAISHA

(Kewpie Corporation)

Ernst & Young ShinNihon LLC
Tokyo Office, Japan

Designated and Engagement Partner
Certified Public Accountant
Masayuki Aida

Designated and Engagement Partner
Certified Public Accountant
Junichiro Tsuruta

Designated and Engagement Partner
Certified Public Accountant
Reiko Takezawa

Audit Opinion

Pursuant to Article 444, paragraph 4 of the Companies Act, we have audited the consolidated financial statements of KEWPIE KABUSHIKI-KAISHA for the fiscal year from December 1, 2023 to November 30, 2024, namely, the consolidated balance sheets, the consolidated statements of income, the consolidated statements of changes in net assets, and notes to the consolidated financial statements, all expressed in yen.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position and results of operations of the Group, which consisted of KEWPIE KABUSHIKI-KAISHA and its consolidated subsidiaries, applicable to the period covered by the consolidated financial statements, in conformity with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Information

The other information comprises the Business Report and its supplementary schedules. Management is responsible for preparation and disclosure of the other information. The corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of duties related to the design and operation of the Group’s reporting process of the other information.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management, Corporate Auditors and the Audit & Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for design and operation of such internal control as management determined necessary to enable the preparation and fair presentation of the consolidated financial statements that do not contain material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of the Group’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

Corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of duties related to the design and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole do not contain material misstatement, whether due to fraud or error, and to issue an audit report that states our opinion on the consolidated financial statements based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence on the decisions of users of the consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit as described below:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. Obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•	Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the consolidated financial statements is not expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates and related notes by management.

•	Conclude on the appropriateness of management’s use of the going concern assumption for preparing the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our audit report to the related notes to the consolidated financial statements or, if the notes to the consolidated financial statements on material uncertainty are inadequate, to express a qualified opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our audit report. However, future events or conditions might cause the Group to cease to continue as a going concern.

•	Evaluate whether the presentation of the consolidated financial statements and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements fairly represent the underlying transactions and accounting events.

•	Obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We communicate with corporate auditors and the Audit & Supervisory Board regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide corporate auditors and the Audit & Supervisory Board with a statement that we have complied with the ethical requirements in Japan regarding independence that are relevant to our audit of the financial statements, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to mitigate obstruction factors to an acceptable level.

Conflicts of Interest

We and the designated and engagement partners have no interest in the Company and its consolidated subsidiaries which should be disclosed in accordance with the Certified Public Accountants Act.

Accounting Auditor’S Report on the Audit of the Non-consolidated Financial Statements

(TRANSLATION)

Independent Auditor’s Audit Report

January 20, 2025

The Board of Directors

KEWPIE KABUSHIKI-KAISHA

(Kewpie Corporation)

Ernst & Young ShinNihon LLC
Tokyo Office, Japan

Designated and Engagement Partner
Certified Public Accountant
Masayuki Aida

Designated and Engagement Partner
Certified Public Accountant
Junichiro Tsuruta

Designated and Engagement Partner
Certified Public Accountant
Reiko Takezawa

Audit Opinion

Pursuant to Article 436, paragraph 2, item (i) of the Companies Act, we have audited the non-consolidated financial statements of KEWPIE KABUSHIKI-KAISHA, namely, the non-consolidated balance sheets, the non-consolidated statements of income, the non-consolidated statements of changes in net assets, notes to the non-consolidated financial statements and the related supplementary schedules (collectively, “non-consolidated financial statements, etc.”) applicable to the 112th fiscal year from December 1, 2023 to November 30, 2024, all expressed in yen.

In our opinion, the non-consolidated financial statements, etc. referred to above present fairly, in all material respects, the financial position and results of operations of KEWPIE KABUSHIKI-KAISHA, applicable to the period covered by the non-consolidated financial statements, etc., in conformity with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements, Etc. section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the non-consolidated financial statements, etc., in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Information

The other information comprises the Business Report and its supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of duties related to the design and operation of the reporting process of the other information.

Our opinion on the non-consolidated financial statements, etc. does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the non-consolidated financial statements, etc., our responsibility is to read the other information and, in doing so, to consider whether the other information is materially inconsistent with the non-consolidated financial statements, etc. or our knowledge obtained in the audit or otherwise, or appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management, Corporate Auditors and the Audit & Supervisory Board for the Non-consolidated Financial Statements, Etc.

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements, etc. in accordance with accounting principles generally accepted in Japan, and for designing and operating of such internal control as management determined necessary to enable the preparation and fair presentation of the non-consolidated financial statements, etc. that do not contain material misstatement, whether due to fraud or error.

In preparing the non-consolidated financial statements, etc., management is responsible for assessing whether it is appropriate to prepare the non-consolidated financial statements, etc. with the assumption of the Company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

Corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of duties related to the design and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements, Etc.

Our responsibilities are to obtain reasonable assurance about whether the non-consolidated financial statements, etc. as a whole do not contain material misstatement, whether due to fraud or error, and to issue an audit report that states our opinion on the non-consolidated financial statements, etc. based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate they could reasonably be expected to influence on the decisions of users of the non-consolidated financial statements, etc.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit as described below:

•	Identify and assess the risks of material misstatement of the non-consolidated financial statements, etc., whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. Obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•	Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the non-consolidated financial statements, etc. is not expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates and related notes by management.

•	Conclude on the appropriateness of management’s use of the going concern assumption for preparing the non-consolidated financial statements, etc. and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our audit report to the related notes to the non-consolidated financial statements, etc. or, if the notes to the non-consolidated financial statements, etc. on material uncertainty are inadequate, to express a qualified opinion with exceptions on the non-consolidated financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our audit report. However, future events or conditions might cause the Company to cease to continue as a going concern.

•	Evaluate whether the presentation of the non-consolidated financial statements, etc. and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the non-consolidated financial statements, etc., including the related notes thereto, and whether the non-consolidated financial statements, etc. fairly represent the underlying transactions and accounting events.

We communicate with corporate auditors and the Audit & Supervisory Board regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide corporate auditors and the Audit & Supervisory Board with a statement that we have complied with the ethical requirements in Japan regarding independence that are relevant to our audit of the financial statements, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to mitigate obstruction factors to an acceptable level.

Conflicts of Interest

We and the designated and engagement partners have no interest in the Company which should be disclosed in accordance with the Certified Public Accountants Act.

Audit Report by AUDIT & SUPERVISORY Board

Audit Report

In regard to the performance of duties by directors of Kewpie Corporation (the “Company”) during the 112th fiscal year from December 1, 2023 to November 30, 2024, the Audit & Supervisory Board has prepared this Audit Report after deliberations based on the audit reports prepared by each corporate auditor and reports as follows.

1	Method and contents of audits by the corporate auditors and the Audit & Supervisory Board

(1)	The Audit & Supervisory Board determined the audit policies, division of duties and other matters, received reports from each corporate auditor regarding the implementation status and results of their audits, in addition to which it received reports from directors, etc. and the accounting auditor regarding the status of the performance of their duties, and requested explanations as necessary.

(2)	In compliance with the auditing standards for corporate auditors established by the Audit & Supervisory Board and in accordance with the audit policies, division of duties, etc., each corporate auditor communicated with directors, the internal audit division, other employees, etc., utilizing means such as telephone lines or the internet, endeavored to gather information and develop the audit environment, and conducted audits using the following methods.

(i) We attended meetings of the Board of Directors and other important meetings, including online participation, received reports from directors, employees, etc. regarding the status of the performance of their duties, requested explanations as necessary, viewed important approved documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, in regard to subsidiaries, we communicated and exchanged information with directors, corporate auditors, etc. of subsidiaries and received reports on business from subsidiaries as necessary.

(ii) In regard to the contents of resolutions of the Board of Directors regarding the development of systems to ensure that the performance of duties by directors complies with laws, regulations and the Articles of Incorporation and other systems provided for in Article 100, paragraphs 1 and 3 of Regulations for Enforcement of the Companies Act as systems necessary to ensure the appropriateness of operations of the corporate group comprised of the Company and its subsidiaries, as well as the systems developed pursuant to those resolutions (i.e. internal control systems) stated in the Business Report, we periodically received reports from directors, employees, etc. regarding the status of the establishment and operation of those systems and requested explanations as necessary, and expressed our opinions in regard thereto.

(iii)	In regard to the basic policies provided for in Article 118, item (iii)(a) of the Regulations for Enforcement of the Companies Act, and the efforts provided for in (b) of the same item, we considered the contents thereof taking into account matters such as the status of deliberations at meetings of the Board of Directors and other board.

(iv)	We oversaw and verified whether the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, we received notification from the accounting auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), etc., it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations for Corporate Accounting) and requested explanations as necessary.

Using the methods above, we examined the Business Report, the supplementary schedules thereto, the non-consolidated financial statements (i.e., the non-consolidated balance sheets, non-consolidated statements of income, non-consolidated statements of changes in net assets, and notes to the non-consolidated financial statements), the supplementary schedules to the non-consolidated financial statements, and the consolidated financial statements (i.e., the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets and notes to the consolidated financial statements) for the fiscal year under review.

2	Results of audit

(1)	Results of audit of the Business Report, etc.

(i)	We find that the Business Report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.

(ii)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to the performance of duties by directors.

(iii)	We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the Business Report or the performance of duties by directors relating to the internal control systems.

(iv)	We do not find any matters that should be commented upon in regard to the basic policy regarding the entity that controls the determination of financial and business policies of the Company. We find that the efforts provided for in Article 118, item (iii)(b) of the Regulations for Enforcement of the Companies Act are in compliance with that basic policy and do not harm the common interests of the shareholders of the Company, and that their purpose is not to maintain the positions of the officers of the Company.

(2)	Results of audit of the non-consolidated financial statements and the supplementary schedules thereto

We find the methods and results of the audit by the accounting auditor, Ernst & Young ShinNihon LLC, to be reasonable.

(3)	Results of audit of the consolidated financial statements

We find the methods and results of the audit by the accounting auditor, Ernst & Young ShinNihon LLC, to be reasonable.

January 20, 2025

Audit & Supervisory Board of Kewpie Corporation

Hidekazu Oda (Seal)

Standing Corporate Auditor

Kyoichi Nobuto (Seal)

Standing Corporate Auditor

Kazumine Terawaki (Seal)

Outside Corporate Auditor

Mika Kumahira (Seal)

Outside Corporate Auditor

Akihiro Ito (Seal)

Outside Corporate Auditor